Exhibit 10.1

PURCHASE AND SALE AGREEMENT

By and Among

COURTYARD PLAZA LIMITED PARTNERSHIP, an Oregon limited partnership, and

COURTYARD ASSISTED MEMBERS, L.L.C., an Oregon limited liability company,

collectively, and jointly and severally, as Seller

and

SSSHT ACQUISITIONS, LLC, a Delaware limited liability company,

as Purchaser

7.3	Prepaid Rents and Security Deposits	28

7.4	Contracts	29

7.5	Other Property Operating Expenses	29

7.6	Delayed Adjustment; Method of Proration	29

7.7	Collections and Application of Payments after Closing	30

7.8	Management Fees and Insurance Premiums	30

7.9	Pre-Closing Obligations	30

7.10	Survival	31

ARTICLE 8 CONDITIONS TO SELLER’S OBLIGATIONS		31

8.1	Seller’s Conditions Precedent	31

ARTICLE 9 CONDITIONS TO PURCHASER’S OBLIGATIONS		31

9.1	Feasibility Contingency	31

9.2	Regulatory Clearances	32

9.3	Additional Conditions Precedent	32

ARTICLE 10 ACTIONS AND OPERATIONS PENDING CLOSING		35

10.1	Actions and Operations Pending Closing	35

10.2	New Leases	38

10.3	Cooperation with Purchaser’s Auditors and SEC Filing Requirements	39

10.4	Business License	39

ARTICLE 11 DAMAGE OR DESTRUCTION; CONDEMNATION; INSURANCE		39

11.1	Casualty	39

11.2	Condemnation	40

ARTICLE 12 LIABILITIES; ASSIGNMENT AND ASSUMPTION OF CERTAIN CONTRACT OBLIGATIONS		41

12.1	No Liability of Purchaser	41

12.2	Assumption of Liabilities by Purchaser	41

ARTICLE 13 INDEMNITIES		42

13.1	Seller’s Indemnity	42

13.2	Purchaser’s Indemnity	42

13.3	Additional Indemnity Provisions	43

13.4	Holdback Escrow Agreement	44

13.5	Survival	44

ARTICLE 14 NOTICES		44

14.1	Notices	44

ARTICLE 15 MISCELLANEOUS		45

15.1	Brokerage	45

15.2	Books and Records	46

15.3	Default	46

15.4	Survival	47

15.5	Purchaser’s Investigation and Inspections	47

15.6	Construction	47

15.7	Confidential Information	48

15.8	Successors and Assigns	48

15.9	General	50

15.10	Partial Invalidity	50

15.11	Headings	50

15.12	Governing Law; Parties at Interest	50

15.13	Computation of Time	51

15.14	Tax-Deferred Exchange/Reverse Exchange	51

15.15	Time of the Essence	51

15.16	Seller’s Knowledge	51

15.17	No Competition	52

15.18	As-Is, Where-Is	52

15.19	Arbitration	53

15.20	Venue	53

15.21	Attorneys’ Fees	54

15.22	Exclusive Right to Negotiate	54

15.23	Resident Information	54

15.24	Required Notice Under ORS 93.040	54

15.25	Survival	54

15.26	Disclosure Schedules and Exhibits	55

Exhibit A	Land Legal Description
Exhibit B	Existing Debt
Exhibit C	Due Diligence

Exhibit D	[Intentionally Omitted]
Exhibit E	Personalty
Exhibit F	Rent Roll
Exhibit G	Contracts List
Exhibit H	List of Licenses
Exhibit I	[Intentionally Omitted]
Exhibit J	[Intentionally Omitted]
Exhibit K	Form of Special Warranty Deed
Exhibit L	Form of Bill of Sale
Exhibit M	Form of Assignment of Leases
Exhibit N	Form of Tenant Notice
Exhibit O	Form of Holdback Escrow Agreement

Schedule 4.1(l)	Labor Disputes; Workers Compensation Claims
Schedule 4.1(p)	Litigation
Schedule 4.1(r)(i)	Personal Property
Schedule 4.1(r)(ii)	Property Manager Personal Property
Schedule 4.1(s)	Healthcare Reimbursement Programs
Schedule 4.1(bb)	Underground Storage Tanks
Schedule 10.2	Rental Concessions

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made this 5th day of June 2018, by and among Courtyard Plaza Limited Partnership, an Oregon limited partnership (“Courtyard Plaza”) and Courtyard Assisted Members, L.L.C., an Oregon limited liability company (“Courtyard Assisted” and together with Courtyard Plaza, collectively, and jointly and severally, “Seller”) and SSSHT Acquisitions, LLC, a Delaware limited liability company (“Purchaser”).

R E C I T A L S:

A. Courtyard Plaza is the owner of a 199 unit/bed independent living facility located on a certain parcel of real estate more particularly described on Exhibit A-1 attached hereto (the “Courtyard Plaza Parcel”) with a street address of 6125 SE Division Street, Portland, Oregon 97206. The Courtyard Plaza Parcel also contains developable land intended to be developed into a 23 unit/29 bed memory care facility (the “Memory Care Expansion”).

B. Courtyard Assisted owns a 73 unit/bed assisted living and a 12 unit/20 bed memory care facility located on a certain parcel of real estate more particularly described on Exhibit A-2 attached hereto (the “Courtyard Park Parcel”) with a street address of 6323 SE Division Street, Portland, Oregon 97206.

C. The facilities located at the Courtyard Plaza Parcel and the Courtyard Park Parcel are together, commonly known as “Courtyard at Mt. Tabor.” The Courtyard Plaza Parcel and the Courtyard Park Parcel shall collectively be referred to as the “Parcels” and each individually, a “Parcel.”

D. Each respective Seller is the owner of the Personalty and the Intangible Personal Property (all as hereinafter defined) located on and in each respective Parcel.

E. Seller desires to sell the Property (hereinafter defined) to Purchaser or its designee upon and subject to the terms and conditions hereinafter set forth.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, agreements, covenants and conditions herein contained, and other good and valuable consideration, Seller and Purchaser agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein, the following terms shall have the respective meanings indicated below:

Accountants: As defined in Section 10.3.

Act: As defined in Section 6.1(k).

Additional Deposit: As defined in Section 9.1.

Affiliates: With respect to any person or entity, another person or entity that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person or entity specified.

Agency: collectively, the Oregon Department of Human Services, Aging and People with Disabilities, and any and all agencies and departments responsible for licensure of assisted living facilities and residential care in the State of Oregon or their successor agencies or departments.

Agreement: This Purchase and Sale Agreement, including the Exhibits, which are incorporated herein.

Anti-Terrorism Laws: any laws related to terrorism or money laundering, including Executive Order 13224 and the USA Patriot Act, and any regulations promulgated under either of them.

Asset Manager Restricted Party: As defined in Section 15.17.

Assignment of Leases: As defined in Section 6.1(c).

Assignor: As defined in Section 15.14

Basket Amount: As defined in Section 13.3(a).

Benefit Plan: Each benefit, retirement, employment, compensation, incentive, compensatory equity award, change in control, severance, vacation, paid time off and fringe-benefit agreement, plan, policy and program in effect and covering one or more current or former Employees or the beneficiaries or dependents of any such persons.

Bill of Sale: As defined in Section 6.1(b).

Cap: As defined in Section 13.3(b).

Casualty: As defined in Section 11.1.

Casualty Notice: As defined in Section 11.1.

City Easement: As defined in Section 5.3(d).

Closing: As defined in Section 5.1.

Closing Date: As defined in Section 5.1.

Code: Internal Revenue Code of 1986, as amended.

Commission: As defined in Section 10.3.

Contingency Period: As defined in Section 9.1.

Contracts: All equipment leases, management, leasing, repair, maintenance, operating, supply, purchase, consulting, advertising, service, equipment, utility, concession, telephone, cable, employment, collective bargaining, employee benefit and other contracts, commitments and agreements (excluding the Leases) relating to all or any portion of the Property.

Control: The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person or entity, whether through the ability to exercise voting power, by contract or otherwise, “Controlling” or “Controlled” have meanings correlative thereto.

Delinquent Amounts: As defined in Section 7.7.

Deposit: The sum of Five Hundred Thousand and No/100 Dollars ($500,000.00), which shall be deposited by Purchaser with Escrowee, as escrowee, to be held as earnest money subject to the terms of this Agreement, together with interest accruing thereon, if any.

Employees: As defined in Section 4.1(l).

Employer: As defined in Section 4.1(l).

Endorsements: As defined in Section 5.3(b).

Environmental Laws: As defined in Section 4.1(bb).

ERISA Affiliate: Any entity (whether or not incorporated) that, together with another entity, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

Escrow: The escrow created for the purpose of facilitating the transactions contemplated hereby pursuant to the Escrow Instructions (as defined herein).

Escrow Instructions: The escrow instructions to be mutually agreed upon, executed and delivered by the parties (or their respective attorneys who are hereby authorized by the parties to execute same) and the Escrowee. The Escrow Instructions shall be in form and substance reasonably satisfactory to Seller and Purchaser and with such special provisions added thereto as may be required to conform to the provisions of this Agreement.

Escrowee: Fidelity National Title Insurance Company.

Estimate: As defined in Section 11.1

Exchange: As defined in Section 15.14

Existing Debt: That certain first lien financing secured by a mortgage or deed of trust with respect to each Parcel as more particularly described on Exhibit B attached hereto.

Existing License: Seller’s existing assisted living facility and memory care facility license(s) issued by the Agency with respect to the Property.

Existing Management Agreements: As defined in Section 10.1(k).

Extension Options: As defined in Section 5.1.

Feasibility Contingency: As defined in Section 9.1.

Financial Statements: As defined in Section 4.1(f).

FIRPTA: As defined in Section 6.1(k).

FIRPTA Certificate: As defined in Section 6.1(k).

Fundamental Representations: As defined in Section 13.3(c).

Hazardous Materials: As defined in Section 4.1(bb).

Healthcare Surveys: As defined in Section 4.1(dd).

HIPAA: The Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), as amended by the Health Information and Technology for Economic and Clinical Health Act of 2009.

Holdback Escrow Agreement: As defined in Section 13.4.

Immediate Repairs: As defined in Section 3.4.

Improvements: The building(s) and other improvements located on each Parcel, including, but not limited to, structures (surface and sub-surface) and other improvements, including all fixtures, driveways, walkways, systems, facilities, machinery, equipment and conduits to provide fire protection, security, heat, exhaust, ventilation, air-conditioning, electric power, light, plumbing, refrigeration, gas, sewer, water and other utilities thereto.

Indemnified Party: As defined in Section 13.3(a).

Indemnifying Party: As defined in Section 13.3(a).

Independent Consideration: As defined in Section 9.1.

Intangible Personal Property: All intangible property owned and/or used by Seller in connection with the ownership, operation, management, marketing and/or leasing of the Parcels, including, without limitation, (i) the Intellectual Property (defined below), (ii) the Licenses (defined below), (iii) the Contracts, (iv) all business and marketing plans, data boxes, books and Records, Seller files and other Seller documents and materials (including any electronic data stored on a disc, tape or other electronic format) relating to the Tenants or the ownership, operation or management of the Property, (v) the telephone numbers, fax numbers and email addresses, (vi) all rights in and to any claims or causes of action with respect to the Property, including, without limitation, any claims or causes of action in the nature of enforcing a guaranty, warranty, or a contract obligation to complete the Improvements, make repairs, or deliver services to the Property, except to the extent they relate to claims for damages or other monetary loss, including claims against Tenants under the Leases, incurred by Seller prior to the Closing Date, (vii) plans and specifications, drawings, reports, studies and assessments, (viii) appraisals, bonds, warranties and guaranties, and (ix) tenant prospect lists, goodwill and development rights. Intangible personal property will include all rights Seller has with respect to the design, development, entitlements, permitting and planning with respect to the Memory Care Expansion to the extent such rights are transferrable.

Intellectual Property: All (i) trademarks, (ii) trade names (including the trade names associated with each Parcel and any derivative thereof), whether or not registered, which trade names currently are as follows: (a) with respect to the Courtyard Plaza Parcel, “Courtyard Plaza” and (b) with respect to the Courtyard Plaza Parcel and the Courtyard Park Parcel “The Courtyard at Mt. Tabor”, (iii) transferable licenses of trademarks, patents and logos and (iv) social media handles, and any and all websites and associated domain names, internet addresses or uniform resource locators, and any derivatives thereof, used in connection with each Parcel including, without limitation with respect to the Courtyard Plaza Parcel and the Courtyard Park Parcel, www.courtyardatmttabor.com.

Land: The Parcels of real estate described in Exhibit A hereto, together with (i) all privileges, entitlements, easements, accessions, licenses, rights-of-way and appurtenances thereto, (ii) all oil, gas and mineral rights belonging to Seller, (iii) all rights, title and interest, if any, of Seller in and to all alleys, strips or gores adjoining said Land, (iv) all other interests of Seller, in, on, under or to any land lying in any street, alley, road or avenue, open or proposed, in, on, under, across, in front of or adjoining said Land, to the centerline thereof, (v) all right, title and interest of Seller in and to any award made or to be made in lieu thereof and in and to any unpaid award for the damage to said Land by reason of change of grade of any street and (vi) all water, sewer and utility pipes of and facilities in or appurtenant to the Real Property.

Leases: As defined in Section 4.1(g).

Legal Requirements: (i) All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates (including the certificate of occupancy issued for the Property), directions and requirements, including any applicable environmental, zoning, building, housing or similar law, ordinance, code, order or regulation of all governments and governmental authorities having jurisdiction of the Property (including, for purposes hereof, without limitation, the Agency and any local Board of Fire Underwriters), which now or anytime hereafter, but prior to Closing, may be applicable to the Property, and the operation thereof, and (ii) all covenants, easements and restrictions affecting the Property.

Licenses: All licenses, permits, certificates, Medicaid provider or supplier numbers, waivers, clearances, franchises, registrations, accreditations, certifications, certificates of need, approvals, consents, orders of, or filings with, any governmental or quasi-governmental authority or other authorizations, relating to the Parcels, the Improvements thereon, or the business currently conducted at the Property and/or the ownership, operation, management or leasing thereof, including, without limitation, the Existing License.

Losses: As defined in Section 13.1(a).

Lost Revenue Estimate: As defined in Section 11.1.

Memory Care Expansion Permits: As defined in Section 9.3(a)(vii).

New Management Agreement: As defined in Section 3.5.

Obligations: All payments required to be made and all representations, warranties, covenants, agreements and commitments required to be performed under the provisions of this Agreement by Seller or Purchaser, as applicable.

Permitted Assigns: As defined in Section 15.8.

Permitted Exceptions: As defined in Section 5.3(b).

Personalty: All fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, all or any part of any Parcel or the Improvements thereon (except such as are owned by Tenants of the Parcels), including, without limitation, that which have been listed, set forth or otherwise described in Exhibit E hereof, together with any replacements thereof or additions thereto.

Prohibited Person: (i) a person or entity subject to the provisions of Executive Order 13224 and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (collectively, the “Orders”); (ii) a person or entity owned or controlled by, or acting for or on behalf of, an entity subject to the Orders; (iii) a person or entity with whom Seller or Purchaser (as applicable) is prohibited from dealing by any of the Anti-Terrorism Laws; (iv) a person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control; or (v) a person or entity that is affiliated with a person or entity described in clauses (i) through (iv) of this definition, if an entity existing in the United States is prohibited from doing business with such affiliated person or entity.

Property: (i) The Real Property, (ii) the Personalty, (iii) the Intangible Personal Property, and (iv) the Leases, collectively.

Property Manager: Integral Senior Living Management, LLC, a Nevada limited liability company.

Proration Date: The Closing Date.

Purchase Price: As defined in Section 3.1.

Purchaser Indemnified Party: As defined in Section 13.1.

Purchaser Regulatory Failure: The condition precedent set forth in Section 9.3(a)(v) is not satisfied on or before the Closing Date, as the same may be extended pursuant to this Agreement, solely as a result of either (i) a breach by Purchaser of its obligations pursuant to Section 9.2 or (ii) disclosure to, or discovery by, the Agency of any material violation of Legal Requirements at any senior housing facility owned or operated by Purchaser or any Affiliate of Purchaser which gives the Agency a reasonable basis to believe that Purchaser is not fit to own the Property.

Purchaser’s Title Notice: As defined in Section 5.3(b).

Real Property: The Land together with the Improvements.

Records: All books and records maintained by Seller or its agents pertaining to the Property during Seller’s ownership thereof.

Regulatory Clearance: Receipt by Purchaser or its designated affiliate of either: (i) all required licenses and approvals from the Agency to operate the Property of the type and kind which is consistent with the operations of the Property as of the Closing Date, free of any conditions or restrictions and otherwise on terms and conditions acceptable to Purchaser in its reasonable discretion, or (ii) reasonable assurances by the Agency satisfactory to Purchaser that the Agency will issue a license authorizing Purchaser to operate the Property in a manner substantially consistent with the manner that the Property was previously operated, and permission to commence such operation.

Rejected Contracts: As defined in Section 10.1(c).

Rent Roll: As defined in Section 4.1(g).

Repair Estimate: As defined in Section 11.1

Representation Letter: As defined in Section 10.3.

Restricted Party: As defined in Section 15.17.

Rules: As defined in Section 15.19.

Seller Indemnified Party: As defined in Section 13.2.

Seller Restricted Party: As defined in Section 15.17.

Seller’s Broker: As defined in Section 15.1.

Seller’s Notice Period: As defined in Section 5.3(b).

Seller’s Response Notice: As defined in Section 5.3(b).

Surveys: The surveys of the Parcels prepared in accordance with Section 5.3(a).

Tenants: Those parties who have executed Leases which are currently in full force and effect and who currently occupy space in the Improvements.

Tenant Deposits: As defined in Section 7.3.

Title Commitments: As defined in Section 5.3(b).

Title Company: Fidelity National Title Insurance Company.

Title Defect: A lien, claim, charge, security interest, or encumbrance to title, any encroachments or other survey defects, and any other matters relating to the Title Reports, Title Commitments or Surveys which are objected to by Purchaser, other than a Permitted Exception.

Title Evidence: As defined in Section 5.3(b).

Title Papers: As defined in Section 5.3(b).

Title Policy: The most current form of ALTA extended coverage owner’s policies of title insurance, dated the date and time of the Closing and with liability in the amount of the Purchase Price, insuring Purchaser as owner of good, marketable and indefeasible fee title to the Real Property, subject only to the Permitted Exceptions and with the Endorsements as Purchaser shall reasonably require. The Title Policy shall affirmatively insure (by endorsement or otherwise) that the property described therein (that is, the Land) is the same as is depicted on the Survey and that the Improvements are located thereon, and that none of the Permitted Exceptions are violated by the existence or current use of the Improvements.

Title Reports: The preliminary title reports issued in accordance with Section 5.3(b).

Warranty Period: As defined in Section 15.4.

1.2 References. Except as otherwise specifically indicated, all references to Section and Subsection numbers refer to Sections and Subsections of this Agreement, and all references to Exhibits refer to the Exhibits attached hereto. The words “hereby,” “hereof,” “herein,” “hereof,” “hereto,” “hereunder,” “hereinafter,” and words of similar import refer to this Agreement as a whole and not to any particular Section or Subsection hereof. The word “hereafter” shall mean after, and the term “heretofore” shall mean before, the date of this Agreement. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale. Subject to the conditions and on the terms contained in this Agreement:

(a) Purchaser and/or its designee agrees to purchase and acquire from Seller, and Seller agrees to sell and convey to Purchaser and/or its designee fee simple title to the Real Property by a recordable special warranty deed, as more particularly described in Section 6.1 hereof, subject only to the Permitted Exceptions.

(b) Purchaser and/or its designee agrees to purchase and acquire from Seller, and Seller agrees to sell, assign and transfer to Purchaser and/or its designee Seller’s respective right, title and interest in the Contracts (excluding the Rejected Contracts, as defined in Section 4.1(k)), Leases, and Intangible Personal Property, as more particularly described in Section 6.1 hereof.

(c) Purchaser and/or its designee agrees to purchase and acquire from Seller, and Seller agrees to sell, assign and transfer to Purchaser and/or its designee, the Personalty by good and sufficient bill of sale, as more particularly described in Section 6.1. hereof, containing full warranties of title, free and clear of all liens, claims, encumbrances and restrictions of every kind, nature and description, except the Permitted Exceptions, to the extent applicable thereto.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The purchase price (“Purchase Price”) for the Property shall be Ninety-Two Million and No/100 Dollars ($92,000,000.00), subject to adjustments, credits and prorations as set forth in this Agreement. Each of Purchaser and Seller may allocate the Purchase Price between the various components of the Property as they deem appropriate, and neither party shall be bound by any allocation made by the other party. Purchaser and Seller shall agree prior to the Closing Date on any allocation of the Purchase Price to be reflected on the special warranty deeds to be delivered to Purchaser on the Closing Date. Purchaser agrees to pay to Seller, and Seller agrees to accept payment of the Purchase Price as follows:

(a) The Deposit and, if applicable, the Additional Deposit shall be (i) applied against the Purchase Price at Closing, (ii) refunded or returned to Purchaser in the event that this Agreement is terminated for any reason other than a material uncured default on the part of Purchaser, except as otherwise set forth in Section 9.3 hereof, or (iii) forfeited to Seller in the event that this Agreement is terminated following the expiration of the Contingency Period due to Purchaser’s material uncured default hereunder or under the terms and conditions set forth in Section 9.3 hereof. The provisions of this Section 3.1(a) shall survive any termination of this Agreement.

(b) At Closing, Purchaser shall pay to Seller the balance of the Purchase Price (after deduction of the Deposit and, if applicable, the Additional Deposit, applied against the Purchase Price as above provided), plus or minus adjustments, credits and prorations as hereinafter provided, by wire transfer of collected federal funds.

3.2 Escrow. Within three (3) business days following the date hereof, the parties, through their respective attorneys, shall establish an escrow (the “Escrow”) with the Escrowee through which the transaction contemplated hereby shall be closed. Within three (3) business days following the date hereof, Purchaser shall cause the Deposit to be deposited in the Escrow. At Purchaser’s option, Purchaser may direct the Escrowee to invest the Deposit, and if applicable, the Additional Deposit, in accounts or securities permitted by Escrowee under Purchaser’s taxpayer identification number at the highest available rate of interest or in any other account or manner as directed by Purchaser, which interest shall accrue to Purchaser, be deemed a part of the Deposit, and if applicable, the Additional Deposit, and be applied on account of the Purchase Price at Closing, or if Closing does not occur for a reason not attributable to a material uncured default by Purchaser following the expiration of the Contingency Period, paid to Purchaser. The Deposit, and if applicable, the Additional Deposit, shall remain on deposit with the Escrowee to be applied or disbursed strictly in accordance with this Agreement. Said Escrow shall be auxiliary to this Agreement, and this Agreement shall not be merged into nor in any manner superseded by said escrow. Unless otherwise directed by Purchaser, the Escrowee shall file with the Internal Revenue Service the information return (Form 1099B) required by Section 6045(e) of the Code and any regulations issued pursuant thereto. Seller shall be responsible to give to the Escrowee such information as the Escrowee requires to complete said form. The provisions of this Section 3.2 shall survive Closing or any termination of this Agreement.

3.3 Review and Inspection. If not previously provided to Purchaser prior to the date hereof, Seller shall deliver to Purchaser within five (5) business days after the date hereof true, correct and complete copies of the items specified on Exhibit C hereof and any other items related to the Property that Purchaser shall reasonably request; provided, however, that for any items for which it is not reasonable to feasibly deliver them to Purchaser electronically, Seller shall make such items available for inspection within such time period at the Parcels or at the office of the Property Manager. The parties agree that Seller’s inadvertent failure to timely provide non-material amount of the documentation Seller is obligated to provide pursuant to this Section shall not be a default hereunder. At any time prior to Closing subject to the provisions below, Purchaser and/or its agents shall have the right to enter upon the Real Property to inspect the Property and to conduct tests and investigations at its sole cost and expense. In addition, Seller shall allow Purchaser to review all books and records relating to the Property, including, without limitation, all documentation set forth on Exhibit C attached hereto (as the same may be updated and revised from time to time following the date of this Agreement), and any updates or revisions to the rent roll set forth on Exhibit F attached hereto following the date of this Agreement. Seller shall cooperate with Purchaser, or its agents, in arranging such inspections and reviews. Purchaser, or its agents, investigations and inspections shall: (i) not unreasonably interfere with the operation and maintenance of the Property; (ii) repair any damage to the Property caused by Purchaser or its agents; (iii) not injure or otherwise cause bodily harm to

Seller, its agents, contractors, sublessees and employees or any Tenant, their agents, contractors, sublessees and employees, provided however, that in no event shall Purchaser be liable for any preexisting conditions (except to the extent exacerbated by the activities of Purchaser and/or its agents); and (iv) not unreasonably interfere with any activities conducted on the Property by any Tenant. Purchaser shall maintain commercial general liability and, if Purchaser has employees, workers compensation insurance of at least Two Million and No/100 Dollars ($2,000,000.00) covering any accident caused by Purchaser, or its agents, on the Property; Purchaser will cause Seller to be added as an additional named insured under such policy; and Purchaser or its agents will provide Seller with proof of such insurance coverage prior to the inspections. Purchaser shall not perform any physically invasive tests or inspections of the Property without the written consent of Seller, not to be unreasonably withheld, conditioned or delayed. Seller reserves the right for itself and its representatives to be present for any inspection or test conducted at the Property. Purchaser shall not permit any liens to attach to the Property by reason of the exercise of its rights hereunder. Purchaser or Purchaser’s lender may order environmental reports (which may consist of a so-called “Phase I” environmental study and, if Purchaser determines that further investigation is warranted, a so-called “Phase II” environmental study) for each Parcel, at Purchaser’s sole cost and expense, to be conducted by an environmental engineering firm selected by Purchaser. In addition, Seller agrees to provide to Purchaser all documents and information in the possession or control of Seller or Property Manager which Purchaser, or its attorneys or accountants reasonably deem necessary. Within ten (10) days after written request therefore by Purchaser, Seller shall, from time to time, update and recertify any information previously provided by Seller pursuant hereto.

3.4 Repairs List. During the Contingency Period, Purchaser and Seller will reasonably cooperate and use good faith efforts to jointly inspect the Property and mutually agree on a list of property condition issues to be addressed by Seller prior to the expiration of the Contingency Period (the items on such list, the “Immediate Repairs”). Seller agrees to cause all of the Immediate Repairs to be completed prior to Closing, with the goal being that all building systems, including, but not limited to, HVAC, plumbing, electrical, roof, elevator, fire and life safety systems, and the fixtures, furniture and equipment at the Property shall be in good working order, condition and repair as of the Closing Date. Not more than three (3) business days prior to the Closing, Purchaser and Seller shall hold a final walk-through of the Property to confirm completion of the Immediate Repairs. If any of the Immediate Repairs shall not be completed by the Closing Date, then the parties shall nonetheless proceed to Closing and, upon Closing, Seller shall transfer funds to an account of Purchaser’s choosing in an amount equal to the estimated cost to complete such outstanding Immediate Repairs as mutually agreed to by the parties in their reasonable discretion.

3.5 New Management Agreement. During the Contingency Period, Purchaser shall use good faith efforts, with the reasonable cooperation of Seller, to negotiate a management agreement (the “New Management Agreement”) pursuant to which Property Manager will continue to operate the Property after Closing. In the event that the parties are not able to agree upon the New Management Agreement prior to the expiration of the Contingency Period, then Purchaser may elect to terminate this Agreement at or prior to the expiration of the Contingency Period, in which event the Deposit shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. To induce Purchaser to execute, deliver and perform this Agreement, Seller represents and warrants to Purchaser on and as of the date hereof, and as of the Closing, as follows:

(a) Representations. All representations and warranties of Seller appearing in this Section 4.1 and in other Sections of this Agreement are true and correct.

(b) Authority. Seller has the power and authority to execute and deliver this Agreement and perform its obligations hereunder and all required action and approvals therefor have been duly taken and obtained, or will be obtained prior to the Closing. The individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Seller are duly authorized to sign same on behalf of Seller and to bind Seller.

(c) Existence and Good Standing. Courtyard Plaza is an Oregon limited partnership duly organized, validly existing and in good standing under the laws of the State of Oregon. Courtyard Assisted is an Oregon limited liability company duly organized, validly existing and in good standing under the laws of the State of Oregon.

(d) No Breach. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the terms or provisions of, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof under any agreement of Seller or any instrument to which Seller is a party or by which Seller or the Property (or any portion thereof) is bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation.

(e) Enforceability. Upon execution by all parties thereto, this Agreement and all other agreements, instruments and documents required to be executed or delivered by Seller pursuant hereto have been or (if and when executed) will be duly executed and delivered by Seller, and are or will be the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject only to the effect of bankruptcy, insolvency or similar laws. Other than the consents as shall have been obtained prior to Closing, there are no other approvals, authorizations, consents or other actions by or filings which are required to be obtained or completed by Seller in connection with the execution and delivery of this Agreement or any of the exhibits attached hereto at Closing, or the sale of the Property or the consummation of the transactions contemplated hereunder or thereunder.

(f) Financial Statements. Except as set forth in Schedule 4.1(f), the statements of income and expenses of the Property and the other financial statements for the Property and the business operated in connection therewith for calendar years 2015, 2016, and 2017 and the interim period ended April 2018, which were provided to the Purchaser (“Financial Statements”): (i) were internally-prepared by Property Manager in accordance with tax basis accounting principles consistently applied, (ii) are true, correct and complete copies of the operating statements for such periods delivered by Property Manager to Seller in the ordinary course of its business operations with respect to the Property and (iii) to Sellers Knowledge fairly present, in all material respects, the results of operations for the business associated with the Property for the periods covered by such statements.

(g) Leases. The rent roll, including the delinquent and prepaid report, attached hereto as Exhibit F (the “Rent Roll”) is a complete and correct list of all leases, subleases, tenancies, licenses and other rights or agreements of occupancy or use (whether written or oral) related to the Property (the “Leases”) in effect on the date of this Agreement. Each of the Leases shown on the Rent Roll is valid and subsisting and in full force and effect in accordance with their respective terms, has not been amended, modified or supplemented other than as indicated thereon, and the Tenant under each is in actual possession of the leased premises. The copies of the Leases delivered to Purchaser or to be made available by Seller for Purchaser’s review are true and complete copies of the Leases, including all amendments, supplements and modifications thereto and there are no written or oral promises, understandings or commitments with any Tenant other than as set forth in such Leases; no Tenant under any of the Leases has asserted any claim of which Seller has written notice asserting any defense, set-off or counterclaim with respect to its tenancy or which would in any way materially affect the collection of rent or other charges from such Tenant and neither Seller nor Property Manager knows of any default or breach or claim of default on the part of the landlord (nor has Seller or Property Manager received any notice thereof) or the Tenant under any of the Leases; and, to Seller’s knowledge, all obligations of the landlord required to be performed thereunder, except as expressly stated on the Rent Roll have been materially performed and paid for in full by Seller.

(h) Rents. The rents, deposits, delinquencies, credits and other income and charges set forth in the Rent Roll are true and correct as of the date of this Agreement, and, except as otherwise noted in the Rent Roll, the same have been actually received for the month immediately preceding the date of such Rent Roll, as modified by any accounts receivable aging attached to the Rent Roll. No space is occupied rent free or by any employee of Seller except as disclosed in the Rent Roll. Except as expressly set forth in the Rent Roll, no Tenant under any of the Leases is entitled to any option, termination right, concessions, allowances, set-offs, rebates, free rent or refunds or has prepaid any rents or other amounts due under any of the Leases for more than the current month; none of the Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, except in connection with loans or obligations which assignments, pledges or encumbrances shall be released of record and reconveyed prior to the Closing. Except as expressly set forth in the Rent Roll, no Tenant has notified Seller or Property Manager in writing of its intent to terminate its Lease prior to expiration of the term of such Lease. All of the Leases are free and clear of any right or interest of any real estate broker or any other person (whether or not such brokers or other persons have negotiated the Leases or have contracted with the Seller for the collection of the rents thereunder); and no brokerage or leasing commission or other compensation is or will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Leases or any extensions or renewals thereof.

(i) No Notice. No written notice has been given to Seller by any holder of any Existing Debt, by any insurance company which has issued a policy with respect to any of the Parcels, or by any board of fire underwriters (or other body exercising similar functions), any of which notices claim any defect or deficiency or request the performance of any repairs, alterations or other work to the Property.

(j) Condemnation. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Real Property, and neither Seller nor Property Manager has received any written notice of any of the same and Seller has no knowledge that any such proceeding is contemplated.

(k) Contracts. Attached hereto as Exhibit G is, a complete list of all Contracts including a list of current vendors in the event no written contract exists. True, correct and, to the extent available, complete copies of all Contracts, including all amendments, modifications and supplements thereto, have been or will be provided to Purchaser when required by Section 3.3. Neither Seller nor Property Manager has given or received any notice of default under the Contracts and to Seller’s knowledge, there are no material defaults or event which, with the passage of time or the giving of notice, would constitute a material default under any of the Contracts, and to Sellers Knowledge all of the Contracts are in good standing. Each of the Contracts is in full force and effect in accordance with its respective terms.

(l) Employees. All personnel employed or working at or in connection with the Parcels (the “Employees”) are employees of the Property Manager’s affiliate ISL Employees, Inc., a California corporation (the “Employer”). There are no Benefit Plans or collective bargaining or similar labor agreement, in any case, which would be binding on Purchaser or the Property after the Closing, and to Seller’s Knowledge there are have not been any, and there are no threatened or pending, strikes, slowdowns or similar labor disputes at or affecting any of the Parcels, other than any employment litigation set forth on Schedule 4.1(l) attached hereto. No Benefit Plan is, and none of Seller, Property Manager, the Employer, or any of their respective ERISA Affiliates sponsors, maintains, contributes to, has within the past six years, sponsored, maintained, or contributed to or has any liability or obligation, whether fixed or contingent, with respect to (i) a multiemployer plan (within the meaning Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). Seller and, to Seller’s knowledge, Property Manager have each made all payments required to be made by such party to, or in respect to, all such Benefit Plans, and there are no accrued unfunded liabilities with respect thereto. To the best of Seller’s knowledge and belief, neither Seller nor Property Manager is in default with respect to any of its obligations under any Benefit Plan, and Seller and, to Seller’s knowledge, Property Manager have each filed or caused to be filed all reports with respect to the foregoing required by, and is otherwise in compliance with, the Employees Retirement Income Security Act of 1974, as amended, and all rules and regulations thereunder with respect thereto. Schedule 4.1(l) attached hereto sets forth all workers compensation claims made by any Employee at the Property during the two (2) years prior to the date hereof.

(m) Certificates of Occupancy. Permanent certificates of occupancy and all other Licenses required by all governmental or quasi-governmental authorities having jurisdiction, and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions), if any, have been issued for the operation and occupancy of the Property, have been paid for in full, and are in full force and effect. To Seller’s knowledge, Property Manager has all required Licenses and neither Seller nor Property Manager has received written notice of (i) any deficiency, default or violation under any of the Licenses, or (ii) any proposed revocation, termination or non-renewal of any such Licenses.

(n) Legal Requirements. Neither Seller nor Property Manager has received any written notice of, and to Seller’s knowledge, there are no existing violations of or alleged or potential deficiencies under any Legal Requirements by or with respect to the Property or due to the condition or operation thereof, including, without limitation (i) HIPAA, (ii) the European Union’s General Data Protection Regulation, and (iii) any other federal, foreign state Laws relating to privacy, data protection and information security.

(o) No Default. To Seller’s knowledge, no default or breach exists under any recorded instrument relating to any of the Property including, without limitation any covenants, conditions, restrictions, rights of way or easements, if any, affecting all or any portion of the Property which are to be performed or complied with by the owner of the Property nor has Seller or Property Manager received, or given any written notice of such breach or default. Additionally, to Seller’s knowledge, no threatened legal actions or proceedings against Seller have been received or given by Seller with respect to any such recorded instruments.

(p) Litigation. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against Seller or Property Manager (with respect to the Property) or affecting all or any portion of the Property, or any of the Leases, or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, except as set forth on Schedule 4.1(p) attached hereto.

(q) Assessment. Seller has no notice of any proposed, pending or contemplated special assessments affecting the Property or any proposed change in the assessed valuation or method of taxation of all or any portion of the Property.

(r) Personal Property. Seller has (and can convey at Closing) good title to the Personalty. All fixtures, articles of personal property and other Personalty included in and which are a part of this sale at Closing will be owned by Seller free and clear of any adverse claims or any conditional bills of sale, chattel mortgages, security agreements or financing statements or other liens or security interests of any kind, except for certain leased equipment, including copy and postage machines, set forth on Schedule 4.1(r)(i) attached hereto, the Seller’s leasehold interest in which shall be transferred at the Closing. Notwithstanding anything to the contrary herein, there may be personal property of employees, agents and other third parties located on the Property which does not belong to Seller and such personal property may be removed from the Property by its rightful owner prior to the Closing. The Property includes all assets owned, leased, licensed or controlled by Seller and any of its affiliates, other than assets owned by Property Manager, located at or used in connection with the operation of the business. The assets owned by Property Manager and used in connection with the operation of the Property are listed on Schedule 4.1(r)(ii).

(s) Healthcare Reimbursement Program. Except as set forth on Schedule 4.1(s) attached hereto, neither the Seller nor Property Manager has (i) provider contracts with TRICARE, the Department of Veterans Affairs, Medicare, Medicaid or any other third party governmental or private healthcare reimbursement program, (ii) ever participated in any third party governmental or private healthcare reimbursement program, or (iii) been excluded or debarred from participating in, or received notice that it may be debarred from participating in, any governmental or private healthcare reimbursement program.

(t) Insurance. To Seller’s knowledge, there are no defects or inadequacies in the Property which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums therefor or create or be likely to create a hazard, excessive maintenance cost or material operating deficiencies.

(u) Utilities. All water, sewer, gas, electric, telephone and drainage facilities and all other utilities and public or quasi-public improvements upon or adjacent to the Land required by law or for the normal operation of the Property are, to Seller’s knowledge, installed, are connected under valid permits, and are in good working order, are adequate to service the Property and are paid in full.

(v) Licenses. Attached as Exhibit H hereto is a list of all material Licenses (as defined below) held by each respective Seller or Property Manager necessary for the operation of the business conducted at the Property as the same is presently used and operated, including without limitation those required in connection with its respective ownership and operation of the applicable portions of the Real Property and Personalty. Each of the Licenses is in full force and effect and in good standing and Seller owns or possesses such Licenses free and clear of all encumbrances. To the knowledge of Seller, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such material License, and none of Seller, or to Seller’s knowledge, the Property Manager or any of its employees has received, whether on its own behalf or on behalf of any of the Parcels, written notice: (i) relating to revocation, suspension, modification or limitation of any such License, (ii) material violations of any law, municipal or county ordinance or other legal requirement with respect to any of the Property or (iii) with respect to the use, occupancy or construction thereof, which has not been cured. All such material Licenses are in full force and effect and Seller is in substantial compliance with each such material License held by or issued to it in all material respects. Except as otherwise governed by applicable law, all such material Licenses are renewable by their terms, all of the Licenses are fully paid for, and each applicable Seller has made, or will make, application for renewals of any such licenses and permits which will expire before the Closing Date. No present or former shareholder, member, partner, director, officer or employee of any Seller or any of its Affiliates thereof, or any other person or entity owns or has any direct proprietary, financial or other interest in any such License. Neither Seller nor Property Manager has received written notice of, and there is no imposed or, to the knowledge of Seller, threatened sanction, audit, inquiry or investigation by the Agency or any other governmental authority having jurisdiction over Seller or the Property.

(w) [Intentionally Omitted].

(x) Recapture Agreements. There are no obligations in connection with the Land of any so-called “recapture agreement” involving refund for sewer extension, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Real Property. No portion of the Property is subject to or is affected by any special assessment or special taxing district.

(y) Zoning. To Seller’s knowledge, the zoning classification for the Real Property permits the present use of the Real Property for senior living purposes as currently constructed and operated, and the Property fully complies with all relevant zoning laws and ordinances affecting the Real Property. To Seller’s knowledge, there is no existing, pending, contemplated, threatened or anticipated (i) change in the zoning classification of the Real Property or (ii) widening, change of grade or limitation on use of streets abutting the Real Property.

(z) No Bankruptcy Proceedings. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they become due or (vi) made an offer of settlement, extension or composition to its creditors generally.

(aa) Prohibited Person. Seller is not a Prohibited Person and is in compliance with the Orders.

(bb) Environmental Matters. To Seller’s knowledge, (i) no Hazardous Materials have been located on or under any Parcel or have migrated onto any Parcel or have been released, discharged, placed or disposed of at, on or under any Parcel, or been transported to or from any Parcel in violation of any Legal Requirements or in a manner requiring remedial action, excepting the use and temporary storage of Hazardous Materials, in compliance with all Legal Requirements and Environmental Laws, reasonably necessary to the customary operation of a licensed assisted living facility; (ii) there are not now and have not previously been any underground storage tanks located on any Parcel except as set forth on Schedule 4.1(bb) attached hereto; (iii) no Parcel has ever been used as a dump for waste material in violation of Environmental Laws; and (iv) the Parcels, Property and their prior uses comply with and, to Seller’s knowledge, at all times have complied with all Environmental Laws. To Seller’s knowledge, there is no proceeding or inquiry by any governmental authority (including, without limitation, the U.S. Environmental Protection Agency or any state or local governmental agency having jurisdiction over the Property) with respect to the presence of such Hazardous Materials on, in or under the Property or the migration thereof from or to other property. Neither Seller nor Property Manager has received written notice of violation or advisory action by regulatory agencies regarding any Hazardous Materials with respect to the Property.

The term “Hazardous Materials” shall mean and include the following, including mixtures thereof: any hazardous substance, pollutant, contaminant, waste, by-product or constituent regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq.; oil and petroleum products and natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; pesticides regulated under the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq.; asbestos and asbestos-containing materials, PCBs and other substances regulated under the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; source material, special nuclear material, by-product material and any other radioactive materials or radioactive wastes, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act of 1982; chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. { 1910.1200 et seq.; and industrial process and pollution control wastes, whether or not hazardous within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; and any other hazardous or toxic, substance, material or waste, which is or becomes regulated by any local governmental authority where the Property is located, the State government or the United States government. The term “Environmental Laws” shall mean and include all federal, state and local statutes, ordinances, regulations and rules in effect and as amended from time to time relating to Hazardous Materials, environmental quality, health, safety, contamination and clean-up, including, without limitation, the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et seq., and the Water Quality Act of 1987; the Federal Insecticide, Fungicide, and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Marine Protection, Research, and Sanctuaries Act, 33 U.S.C. Section 1401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321 et seq.; the Noise Control Act, 42 U.S.C. Section 4901 et

seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Resource Conservation and Recovery Act 42 U.S.C. Section 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act and the Radon Gas and Indoor Air Quality Research Act; the Toxic Substances Control Act 15 U.S.C. Section 2601 et seq.; the Atomic Energy Act, 42 U.S.C. Section 2011 et seq., and the Nuclear Waste Policy Act of 1982, 42 U.S.C. Section 10101 et seq.; and state and local environmental statutes and ordinances, with implementing regulations and rules, as any of the foregoing may be amended from time to time.

(cc) Leasing Commissions. No unpaid leasing fees, commissions, aggregator fees, referral fees or other similar amounts or fees, are or will be due to any party in connection with any Lease signed prior to the Closing Date (whether or not the term of such Lease has commenced) and that neither the Property Manager nor any other party will look to Purchaser for any payment for services, commissions, fees (including, without limitation, leasing fees, aggregator fees and referral fees), performed or incurred prior to the Closing Date or any other amounts that are or could become due under any Contracts on account of any Leases that have been signed prior to the Closing Date.

(dd) Healthcare Surveys. Seller has furnished Purchaser with complete copies of all surveys, inspection reports, investigation reports and similar examination reports, in its or Property Manager’s possession or control, relating to any inspections or examinations by any federal, state or local regulatory agency or administration or accrediting body having jurisdiction over Seller and the Property during the years ended December 31, 2015, 2016, 2017 and through the date of this Agreement (collectively, the “Healthcare Surveys”). Such Healthcare Surveys do not contain any material violations, or alleged violations in the case of open inspections or investigations, of federal, state and local statutes, laws, ordinances, judgments, decrees, orders or governmental rules, regulations, policies and guidelines applicable to it except as have been cured or addressed by a plan of corrective action.

(ee) HIPAA. Seller is not a “Covered Entity” or a “Business Associate of a Covered Entity” (as defined by HIPAA and any regulations promulgated thereunder) and is not required to comply with HIPAA or regulations promulgated thereunder, or any similar state law or regulations.

(ff) Preservation of Relationships. During the previous 18 months, Seller has not lost any private third-party payor contract or the right to participate in any government healthcare program or suffered any material diminution in its relationship with any third-party payor or government healthcare programs. Since such date, no such action is threatened against Seller, and Seller may not reasonably be expected to lose or suffer a material diminution in its relationship with any material private third party payor as a result of the transactions contemplated by this Agreement. No notice of any offsets against future reimbursement has been received by Seller.

(gg) Rebates and Other Kick-Backs. Neither Seller, Property Manager nor any of their respective representatives or agents, acting alone or together, has (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, governmental employee or other person with whom or which Seller has done business, or (ii) directly or indirectly, given or agreed to give any gift or similar benefit to any hospital, physician, health maintenance organization or other person which refers patients or residents to Seller or the Property, in the case of either clause (i) or clause (ii) above, could reasonably be expected to subject Seller to any damage or penalty in any civil, criminal or governmental litigation or proceeding.

4.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a) Authority. Purchaser has the power and authority to purchase and accept the Property to be sold and purchased hereunder and all required action and approvals therefor have been duly taken and obtained or will be obtained prior to Closing. The individuals signing this Agreement and all other documents executed pursuant hereto on behalf of Purchaser are duly authorized to sign same on behalf of Purchaser and to bind Purchaser.

(b) Existence and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(c) No Breach. The execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof will not result in a breach of any of the material terms or provisions of any agreement of Purchaser or any instrument to which Purchaser is a party or by which Purchaser is bound, or any judgment, decree or order of any court or governmental body, or any applicable law, rule or regulation, applicable to Purchaser.

(d) Enforceability. Upon execution by all parties thereto, this Agreement and all other agreements, instruments and documents required to be executed or delivered by Purchaser pursuant hereto have been or (if and when executed) will be duly executed and delivered by Purchaser, and are or will be the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject only to the effect of bankruptcy, insolvency or similar laws. Other than the consents as shall have been obtained prior to Closing, there are no other approvals, authorizations, consents or other actions by or filings which are required to be obtained or completed by Purchaser in connection with the execution and delivery of this Agreement or any of the exhibits attached hereto at Closing, or the sale of the Property or the consummation of the transactions contemplated hereunder or thereunder.

(e) Prohibited Person. Purchaser is not a Prohibited Person and is in compliance with the Orders.

ARTICLE 5

CLOSING MATTERS

5.1 Closing. The closing of the transaction contemplated hereby (the “Closing”) shall take place on August 31, 2018 (as the same may be extended in accordance with the terms of this Agreement, the “Closing Date”), subject to the express provisions of this Agreement allowing for an extension of the Closing Date. Purchaser shall have two (2) options to extend the Closing Date for a period of up to thirty (30) days each following the then otherwise scheduled Closing Date (collectively, the “Extension Options”), within Purchaser’s sole discretion. Purchaser shall exercise each Extension Option, if at all, by delivering written notice to the Seller and Escrowee at least five (5) business days prior to the then otherwise scheduled Closing Date specifying the new Closing Date which shall be the last business day of the calendar month closest to the new Closing Date, even if such date precedes the new Closing Date. The Closing shall be effected pursuant to the Escrow Instructions.

5.2 Manner of Closing. The transaction shall be closed with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy, and all other closing deliveries described in Section 5.3(b) and the payment of the Purchase Price. The Closing with respect to the Courtyard Plaza Parcel and the Courtyard Park Parcel, and the Escrow, will occur simultaneously on the Closing Date. Seller shall provide any undertaking to the Title Company necessary for the Closing to occur or for the satisfaction of any other requirement for Closing.

5.3 Survey and Title Commitment.

(a) Survey. Seller shall deliver to Purchaser legible copies of any surveys of the Parcels in its or in Property Manager’s possession or control within three (3) business days after the date of this Agreement. Purchaser may order (at Purchaser’s sole cost and expense) new surveys of the Property prepared after the date hereof by a surveyor licensed by the State of Oregon, in conformity with the “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys” effective February 23, 2016, as jointly established and adopted by ALTA and NSPS in 2016 (or such local equivalent as may exist with respect to each Parcel), and in conformity with such standards as are required by the Title Company as a condition to the removal of any survey exceptions from the Title Commitment, certified to Purchaser, the Title Company and such other parties as Purchaser shall designate.

(b) Title Commitment. To the extent not previously obtained by Purchaser, Purchaser shall order (provided that Seller shall only be responsible for the costs associated with preliminary title reports) Title Reports sufficient for Purchaser to obtain a commitment issued by the Title Company providing for the issuance at the Closing to Purchaser of an ALTA Owner’s Policy (Form 6-17-06) to insure the Real Property to be conveyed hereunder, in the amount of the Purchase Price, with deletion of all general or standard exceptions, with such other endorsements (“Endorsements”) as may be reasonably requested by Purchaser and available in the State of Oregon (the “Title Commitments”), together with copies of all documents (“Title Papers”) referred to in the Title Reports. Purchaser shall notify Seller in writing (“Purchaser’s Title Notice”), if at all, on or before to the expiration of the Contingency Period, of any Title Defects or other objections to any of the Title Reports, Title Commitments, Title Papers or Surveys (the “Title Evidence”). Seller shall have a period of five (5) business days (“Seller’s Notice Period”) following delivery of Purchaser’s Title Notice to Seller to notify Purchaser in writing (“Seller’s Response Notice”) as to which Title Defects Seller shall cause prior to Closing to be cured and removed or insured over by the Title Company. Purchaser’s Title Notice must be delivered to Seller, if at all, on or before the expiration of the Contingency Period. Any matters which are expressly disclosed by the Title Evidence and are not objected to by Purchaser in Purchaser’s Title Notice shall be “Permitted Exceptions.” If Seller does not agree to cure and remove all Title Defects in a manner reasonably satisfactory to Purchaser then Purchaser may elect, by written notice to Seller and Escrowee, within five (5) business days after the expiration of Seller’s Notice Period, to (A) terminate this Agreement, in which event the Deposit, and if applicable, the Additional Deposit, shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement), or (B) proceed to close this transaction without any deduction to the Purchase Price, in which event the Title Defects that Seller does not agree to cure or remove shall be deemed to be additional Permitted Exceptions. If Purchaser does not notify Seller and Escrowee within five (5) business days after the expiration of Seller’s Notice Period that Purchaser elects to proceed in accordance with subsection (B) above, then Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Deposit, and if applicable, the Additional Deposit, shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement).

The phrase “Monetary Encumbrances” as used herein means encumbrances, liens, security interests or other Title Defects which by their terms secure or require the payment of money (in an ascertainable amount) (including, without limitation, the Existing Debt), whether in installments or at a fixed time or otherwise, including, without limitation, mortgages, deeds of trust, mechanic’s or materialmen’s liens; provided, however, that the phrase “Monetary Encumbrances” shall not include taxes, special assessments, payments in lieu of taxes or similar payments or installment thereof which are not yet due and payable. Notwithstanding anything herein to the contrary, Seller shall not have the right under this Section 5.3(b) to elect not to cure any Monetary Encumbrances affecting title to the Property and Seller covenants to remove all Monetary Encumbrances prior to or at the Closing, whether or not expressly objected to by Purchaser.

(c) Supplemental Title Commitment. In the event the Title Company issues one or more supplemental Title Commitments following the expiration of the Contingency Period, the “Title Commitment” shall be deemed amended to incorporate the changes reflected in such supplemental Title Commitments. Notwithstanding the foregoing, Purchaser shall have five (5) business days following receipt by Purchaser of any such supplemental Title Commitment issued after the expiration of the Contingency Period to deliver a supplemental Purchaser’s Title Notice with respect to any new item not shown on the prior Title Commitment; provided, however, any new item disclosed in the supplemental Title Commitment which is not expressly approved in writing by Purchaser in a supplemental Purchaser’s Title Notice delivered within such five (5) business day period shall be deemed disapproved by Purchaser. Within two (2) business days following Seller’s receipt of Purchaser’s disapproval (or deemed disapproval) of any matter shown in a supplemental Title Commitment, Seller shall provide Purchaser with a supplemental Seller’s Response Notice. If Seller does not agree to cure and remove all matters in the supplemental Purchaser’s Title Notice in a manner reasonably satisfactory to Purchaser, then Purchaser shall have until that date which is ten (10) business days following receipt by Purchaser of a supplemental Title Commitment by delivering written notice thereof to Seller and Escrowee to either (A) terminate this Agreement, in which event the Deposit, and if applicable, the Additional Deposit, shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement), or (B) proceed to close this transaction without any deduction to the Purchase Price, in which event the matters shown on the supplemental Title Commitment that Seller does not agree to cure or remove shall be deemed to be additional Permitted Exceptions. If Purchaser does not notify Seller and Escrowee by written notice within such ten (10) business day period that Purchaser will accept the matter(s) shown in the supplemental Title Commitment, then Purchaser shall be deemed to have elected to terminate this Agreement in which event the Deposit, and if applicable, the Additional Deposit, shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement). The Closing Date shall be extended for such period as is necessary to accommodate the time periods set forth in this Paragraph 5.3(c).

(d) Easement for the Benefit of the City of Portland. Purchaser hereby acknowledges: (i) that Seller is in the process of negotiating an easement in favor of the City of Portland, up to five (5) feet wide, for ingress and egress across a portion of the Courtyard Park Parcel behind the Improvements on such Parcel (the “City Easement”); (ii) that the Seller is under no obligation to obtain the City Easement; and (iii) that failure to obtain the City Easement will not delay or otherwise impact the Closing. Notwithstanding the foregoing, before executing any agreement for such City Easement, Seller shall obtain Purchaser’s consent as to the form, content and scope of such agreement, such consent shall not be unreasonably withheld, delayed or conditioned.

5.4 Expenses. Seller shall be responsible for the payment of all sales, use, transfer or similar taxes incurred in connection with this Agreement (if any), one half of the escrow fees, all title insurance premiums and charges for the issuance of standard coverage Title Policy (provided, however, that all incremental costs associated with “extended coverage” in excess of the premiums and charges for the issuance of standard coverage shall be paid by Purchaser), all costs required to remove any Monetary Encumbrances from the Title Policy, including the Existing Debt, the cost of those Endorsements that Seller agrees to obtain pursuant to Section 5.3(b) above, and all recording fees required in connection with the Closing. Purchaser shall be responsible for the payment of all costs and expenses related to obtaining the Regulatory Clearances, one-half of the escrow fees, the costs associated with “extended coverage” with respect to the Title Policy, the costs associated with any Endorsements (other than those Endorsements that Seller agree to obtain pursuant to Section 5.3(b) or (c)) and the costs of the Surveys. The fees and expenses of Seller’s designated representatives, accountants and attorneys shall be borne by Seller, and the fees and expenses of Purchaser’s designated representatives, accountants and attorneys shall be borne by Purchaser. All other costs and expenses shall be allocated between Purchaser and Seller in accordance with the customary practice in Multnomah County, Oregon. The terms set forth in this Section 5.4 shall survive the Closing.

ARTICLE 6

CLOSING DELIVERIES

6.1 Seller’s Deliveries. On or before the Closing Date, Seller shall deposit, in the Escrow (except as otherwise set forth below) the following, each of which shall be in form and substance acceptable to counsel for Purchaser and, in the case of documents of transfer or conveyance, shall be accepted or consented to by all parties required to make such transfer or conveyance effective:

(a) Executed and notarized special warranty deeds with respect to each Parcel, in the form of Exhibit K attached hereto, provided, however, that if the Title Company or the Multnomah County recorder requires that the special warranty deeds include the purchase price to be paid to each Seller, Purchaser and Seller shall update the form of Exhibit K accordingly and work together in good faith to agree upon the allocation of the Purchase Price to be shown thereon;

(b) Two (2) original counterparts of the general assignment and bill of sale (“Bill of Sale”) with respect to each Parcel, in the form of Exhibit L attached hereto, duly executed by Seller;

(c) Two (2) original counterparts of the assignment and assumption of leases (“Assignment of Leases”), with respect to each Parcel, in the form of Exhibit M attached hereto, duly executed by Seller;

(d) Evidence of termination and payment in full for the Existing Management Agreements and other Contracts Seller is required to terminate pursuant to Section 4.1(i) hereof;

(e) Executed original valid assignments to Purchaser with respect to each Parcel of all existing assignable guarantees and warranties issued in connection with the construction, improvement, alteration or repair of the buildings, structures and other improvements on the applicable portion of the Real Property and in connection with the purchase or repair of the applicable portion of the Personalty on the Property, together with a copies of each such guarantee and warranty;

(f) Copies of Certificates of Occupancy (if available), Licenses, authorizations, consents and approvals required by law and issued by any governmental or quasi governmental authority having jurisdiction over the Property and copies of all certificates, if any, issued by the local board of fire underwriters (or other body exercising similar functions), all of which may be delivered at the applicable Parcel;

(g) If available, a complete set of as built architectural and engineering drawings, utilities layout plans, topographical plans and the like used in the construction of the buildings, structures and other improvements on the Real Property, all of which may be delivered at the applicable Parcel;

(h) Except as set forth in Section 15.2 hereof, originals of all Leases and all lease files in connection therewith, originals of all resident records, copies of all Contracts, the originals of all other materials identified in the Exhibits hereto and then in Seller’s or Property Manager’s possession or control, and all other records and files relevant to ongoing leasing, operation and maintenance of the Property, all of which may be delivered at the applicable Parcel;

(i) (a) all codes and other information required for Purchaser’s use after the Closing of all domain names, internet addresses and social media used by Seller in connection with the Property, including, without limitation (i) unlocked codes and authorization to each domain name, website and social media account owned or used by Seller in order that Purchaser can initiate transfer of the domain names and websites effective as of the Closing, (ii) usernames and passwords for all such domain websites and social media accounts and (iii) such authorizations and other consents that may be required so Purchaser can arrange for transfer of all such domain names, websites and social media accounts to Purchaser, as well as the transfer of any transferable rights related to any resident referral sources and providers to Purchaser as of the Closing Date, and (b) sales and marketing database information on prospective residents and resident referral source data;

(j) notices to Tenants, in the form of Exhibit N attached hereto, duly executed by each respective Seller, which shall be delivered to Tenants by Purchaser or Seller, as Purchaser may direct;

(k) A written certification (“FIRPTA Certificate”) in form reasonably satisfactory to Purchaser and dated no earlier than the date of Closing, which certification shall be in compliance with the Tax Reform Act of 1984 (the “Act”) and the regulations thereunder that are imposed by the Foreign Investment in Real Property Tax Act (“FIRPTA”) and certifying that each respective Seller is not a person or entity subject to withholding under FIRPTA and the Act, and containing each respective Seller’s tax identification number and address. If each respective Seller does not provide such written certification, Purchaser may withhold at Closing ten percent (10%) of the gross proceeds of the sale of the Property for remittance to the Internal Revenue Service in accordance with the provisions of the Act;

(l) Such evidence as Purchaser’s counsel or the Title Company may reasonably require as to Seller’s authority and authorization to enter into this Agreement and the documents to be executed and delivered in connection herewith, and the transactions contemplated hereby and thereby and the authority of the person or persons executing documents on behalf of Seller;

(m) All transfer tax reporting forms as are required by the applicable state and local law in connection with the conveyance of the Property;

(n) Such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement, including, without limitation, the delivery of any affidavits, indemnities, disclosures, undertakings, certificates, documents, assurances or other instruments required by the Title Company to issue the Title Policy or otherwise necessary for each respective Seller to satisfy its obligations hereunder;

(o) A certificate certifying that all representations and warranties in Section 4.1 hereof remain true and correct as of the Closing Date and remaking and updating through the Closing Date (or if such representation and warranty is made as of a specified date, then remade as of such date) such representations and warranties;

(p) Such disclosures and reports as are required by applicable state and local law in connection with the conveyance of the Property;

(q) An updated Rent Roll, certified as true and correct by Seller in a form approved by Purchaser, delivered ten (10) business days prior to the Closing and reflecting the Leases in effect as of such date; and

(r) Two (2) original counterparts of the Holdback Escrow Agreement, duly executed by Seller.

6.2 Purchaser’s Deliveries. At the Closing, Purchaser shall cause to be delivered to Escrowee (except as otherwise set forth below):

(a) Two (2) original counterparts of the Bill of Sale with respect to each Parcel, duly executed by Purchaser;

(b) Two (2) original counterparts of the Assignment of Leases with respect to each Parcel, duly executed by Purchaser;

(c) Two (2) original counterparts of the New Management Agreement, executed by Purchaser;

(d) All transfer tax reporting forms as are required by the applicable state and local law in connection with the conveyance of the Property;

(e) A certificate certifying that all representations and warranties in Section 4.2 hereof remain true and correct as of the Closing Date and remaking and updating through the Closing Date such representations and warranties; and

(f) Two (2) original counterparts of the Holdback Escrow Agreement, duly executed by Purchaser.

6.3 Closing Statement. Five (5) days prior to the Closing Date, Seller and Purchaser shall prepare a closing statement for the transaction contemplated hereby in accordance with the provisions of Article 7 hereof and execute and deposit such closing statement in the Escrow on or prior to the Closing Date.

6.4 Concurrent Transactions. All documents or other deliveries required to be made by Purchaser or Seller at or prior to Closing, and all transactions required to be consummated concurrently with Closing, shall be deemed to have been delivered and to have been consummated simultaneously with all other transactions and all other deliveries, and no delivery shall be deemed to have been made, and no transaction shall be deemed to have been consummated, until all deliveries required by Purchaser and Seller shall have been made, and all concurrent or other transactions shall have been consummated.

6.5 Further Assurances. Seller and Purchaser, at the Closing, or at any time or from time to time thereafter, upon request of either party, will execute such additional instruments, documents or certificates as either party deems reasonably necessary in order to convey, assign and transfer the Property to Purchaser hereunder. The obligations set forth in this Section 6.5 shall survive the Closing.

6.6 Possession. Possession of the Property together with all keys and codes to the Property shall be delivered to Purchaser at Closing.

6.7 Leasing Commissions, Management Fees and Employees. Seller shall pay all commissions, fees and other amounts due, payable or reimbursable to the Property Manager in connection with the Property with respect to any period prior to the Closing Date (including, without limitation, any incentive fees, taxes and all amounts due with respect to the Employees relating to periods or accruing prior to the Closing Date) within the time periods specified by the Existing Management Agreements. Seller shall indemnify Purchaser from and against any claim, suit, cost, liability, lien, obligation or expense (including reasonable attorneys’ fees and court costs), that is incurred by or asserted against Purchaser or the Property arising out of Seller’s failure to pay when due any such obligations within the time limits required by applicable law or the Existing Management Agreements, regardless of when such claim, suit, cost, liability, lien, obligation or expense arises or accrues. At Closing, Seller shall deliver a waiver of lien executed by the Property Manager waiving all rights for additional fees and other payments with regard to the Property except for those amounts expressly provided for in the New Management Agreement. Seller shall indemnify, defend and hold Purchaser harmless from and against damages, liabilities, costs and expenses (including attorneys’ fees and other litigation expense) arising from (a) any claim by any person for any leasing fee, commission, aggregator fee, referral fee or other similar fee in connection with any Lease, and (b) any claim by the Property Manager for any payment or reimbursement of commissions, fees or other amounts in connection with the Property with respect to any period prior to the Closing Date (including without limitation any incentive fees, taxes and all payments or amounts to the Property Manager with respect to the Employees), in each case regardless of when such damages, liabilities, costs or expenses arise or accrue. The provisions of this Section 6.7 shall survive the Closing.

ARTICLE 7

APPORTIONMENTS; TAXES; UTILITIES

The following items shall be adjusted and apportioned between Seller and Purchaser as follows:

7.1 Taxes. All non-delinquent ad valorem real estate taxes, personal property taxes, charges and assessments affecting the Property shall be prorated on a per diem basis, based on the tax bill for the fiscal year in which the Closing occurs as of 12:01 a.m. on the Proration Date, disregarding any discount or penalty (whether or not then due and payable). If any of the same have not been finally assessed as of the date of Closing for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor and shall be readjusted immediately when and if final bills are issued. Such proration shall be calculated based upon the actual number of days in such fiscal year, with Seller being responsible for that portion of such fiscal year occurring prior to midnight of the Proration Date and Purchaser being responsible for that portion of such fiscal year occurring after midnight of the Proration Date. Seller shall pay all installments of special assessments or supplemental real estate or personal property taxes assessed against the Property by reason of any event occurring prior to the Closing and Purchaser shall pay all installments of special assessments or supplemental real estate or personal property taxes assessed against the Property by reason of any event occurring after the Closing. Any delinquent real estate and personal property taxes and assessments on the Property shall be paid at the Closing from funds accruing to Seller.

7.2 Rents. Subject to Section 7.7 below, Seller shall be entitled to rents which are due or past due or not yet due but accrued under the terms of the Leases, prorated to 12:01 a.m. on the Proration Date, regardless of when such payments are actually made (but provided the same are made), and Purchaser shall be entitled to all such rents and other revenues accruing on and after the Closing Date. Notwithstanding the foregoing, for the purpose of making apportionments at Closing, Purchaser and Seller shall not prorate Delinquent Amounts (as defined below).

7.3 Prepaid Rents and Security Deposits. All (i) prepaid, overpaid rents and similar amounts and (ii) security and other deposits of all Tenants under Leases not theretofore applied, with interest thereon to the extent any interest is required to be paid to such Tenants (the “Tenant Deposits”), shall be delivered by Seller to Purchaser on the Closing Date, or Seller may elect to give Purchaser a credit against the Purchase Price in the amount of such prepaid rent or Tenant Deposits. Whether Seller elects to deliver the prepaid rent and Tenant Deposits to

Purchaser or give Purchaser a credit against the Purchase Price in the amount of such prepaid rent and Tenant Deposits, Seller shall deliver to Purchaser appropriate instruments of transfer or assignment with respect to any guaranties, pledge agreements, letters of credit or other financial assurances securing the obligations of Tenants under the Leases which are other than cash. If Seller elects to give Purchaser a credit against the Purchase Price for the prepaid rent and Tenant Deposits, Seller shall provide Purchaser with a true, correct and complete accounting (properly reconciled) of all such Tenant Deposits and an inventory of all residents’ property held by Seller or Property Manager on the Closing Date for Tenants.

7.4 Contracts. Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Proration Date under any Contracts listed on Exhibit G, and Seller shall be entitled to a credit to the extent that sums have been paid under any such Contracts for services to be performed or goods to be delivered from and after the Proration Date.

7.5 Other Property Operating Expenses. Operating expenses for the Property shall be prorated on an accrual basis as of 12:01 a.m. of the Proration Date. Seller shall pay all utility charges and other operating expenses attributable to the Property that accrue prior to the Closing Date (except for those utility charges and operating expenses payable directly by Tenants to the applicable utility providers in accordance with the Leases) and Purchaser shall pay all utility charges and other operating expenses attributable to the Property that accrue on or after the Closing Date. The parties will seek to arrange final meter readings for all utilities supplied to the Property on the Proration Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Purchaser and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Purchaser any deposits which Seller has with any of the utility services or companies servicing the Property. Purchaser shall arrange with such services and companies to have accounts opened in Purchaser’s name beginning at 12:01 a.m. on the Closing Date. Seller shall be entitled to recover, either directly or as a credit at Closing, any and all deposits held by any utility company as of the Closing Date.

7.6 Delayed Adjustment; Method of Proration. All prorations shall be made in accordance with customary practice in Multnomah County, Oregon, except as expressly provided herein. Such prorations, if and to the extent known and agreed upon as of the Closing, shall be paid by Purchaser to Seller (if the prorations result in a net credit to Seller) or by Seller to Purchaser (if the prorations result in a net credit to Purchaser) by increasing or reducing the cash to be paid by Purchaser at the Closing. Any such prorations not finally determined or not agreed upon as of the Closing shall be prorated at Closing based on estimates thereof, and shall be trued-up after Closing, with any true-up payment to be paid by Purchaser to Seller, or by Seller to Purchaser, as the case may be, in cash, as soon as practicable following the Closing. If at any time following the Closing Date, the amount of an item listed in any Section of this Article 7 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall pay to the other party the sum necessary to correct such error in cash within fifteen

(15) days after receipt of proof of such error. Without limitation of the foregoing, Seller shall reimburse Purchaser promptly upon demand therefore if, following Closing, any Tenant under a Lease proves that such Tenant paid any amount on account of rent attributable to the period of Seller’s ownership of the Property in excess of the amount which Seller was entitled to collect, and pursuant to such Tenant’s Lease, Purchaser has been required to refund such overcharge to said Tenant.

7.7 Collections and Application of Payments after Closing. With respect to all rents, rents shall be deemed received by a party if received by such party’s property manager. Any amounts due and owing Seller before the Closing Date by Tenants under the Leases which are unpaid on the Closing Date are herein called “Delinquent Amounts.” Seller shall prepare and deliver to Purchaser on the Proration Date a detailed schedule itemizing all outstanding Delinquent Amounts. There shall be no cash credit to Seller at Closing on account of Delinquent Amounts. After the Closing, Seller may undertake collection efforts with respect to any Delinquent Amounts for any former tenants of the Property which are not residents as of the Closing Date. Payments received by Purchaser or Seller from and after the Closing Date from private pay residents or third party payors, including but not limited to Medicaid, VA, managed care and health insurance, shall be applied first to any rents and other charges then due for any period from and after the Closing, second to any rents that are not Delinquent Amounts and other charges due as of the Closing and third to any Delinquent Amounts as of the Closing in reverse chronological order of the date such amounts became due.

7.8 Management Fees and Insurance Premiums. At Closing, Seller shall terminate the Rejected Contracts, including Seller’s contracts with the current Property Manager and, except as provided in the subsequent provisions of this Section 7.8, cancel the existing insurance policies for the Property, all at Seller’s sole cost and expense; provided however that Seller shall not cancel any existing insurance policies for the Property, and shall cooperate with Purchaser to assign such policies to Purchaser at Closing, to the extent Purchaser provides Seller with notice that Purchaser desires to assume such policy at Closing and such policy is transferrable to Purchaser in accordance with its terms or as consented to by such insurer. Seller shall pay all management fees and other amounts owed to Property Manager for periods prior to the Closing Date and, as between Purchaser and Seller, there shall be no proration of any such amounts. Seller shall pay all insurance premiums owed prior to the Closing Date and there shall be no proration of such premiums unless Purchaser elects to assume any insurance policy in accordance with the terms of this Section 7.8, in which case the insurance premium on account thereof shall be prorated as of the Closing Date. All general, professional, employment practice and other liability insurance maintained by Seller and/or Property Manager with respect to the Property is, and will continue to be, maintained as occurrence based policies (and not as “claims made” policies). Seller shall cause Purchaser to be named as an additional named insured with respect to all such policies.

7.9 Pre-Closing Obligations. Seller shall be responsible for all costs, expenses, obligations and liabilities arising out of the ownership and operation of the Property prior to Closing, regardless of when such costs, expenses, obligations and liabilities arise or accrue, except to the extent that such expenses, obligations and liabilities are expressly assumed by Purchaser pursuant to this Agreement or Purchaser receives an express credit for such amount at

Closing. Seller shall indemnify Purchaser from and against any claim, suit, cost, liability, lien, obligation or expense (including reasonable attorneys’ fees and court costs) that is incurred by or asserted against Purchaser or the Property arising out of Seller’s failure to pay when due any such costs, expenses, obligations or liabilities, regardless of when such claim, suit, cost, liability, lien, obligation or expense arises or accrues.

7.10 Survival. The obligations of the parties under this Article 7 shall survive the Closing.

ARTICLE 8

CONDITIONS TO SELLER’S OBLIGATIONS

8.1 Seller’s Conditions Precedent. The obligation of Seller to close the transaction contemplated hereby is, at Seller’s option, subject to all representations and warranties of Purchaser contained in this Agreement being true and correct in all material respects at and as of the Closing Date and all covenants of Purchaser under this Agreement to have been performed on or before the Closing Date having been timely and duly performed in all material respects.

ARTICLE 9

CONDITIONS TO PURCHASER’S OBLIGATIONS

9.1 Feasibility Contingency. The obligation of Purchaser to close the transaction contemplated hereby is, at the option of Purchaser, subject to Purchaser’s being satisfied, in Purchaser’s sole and absolute discretion, with all matters relating to the Property, including, but not limited to, environmental and engineering reports, and Purchaser’s determination that the Property is suitable for Purchaser’s investment and other purposes (the “Feasibility Contingency”). Purchaser shall have until 5:00 p.m. (local time at the Real Property) on July 19, 2018 (the “Contingency Period”) for satisfaction of the Feasibility Contingency. If Purchaser elects to proceed with the transaction contemplated hereby by written notice to Seller given prior to the expiration of the Contingency Period, the Feasibility Contingency shall be deemed to have been satisfied, and the Deposit shall become non-refundable, unless this Agreement is terminated in accordance with the provisions of Sections 5.3(b) or (c), 9.3, 11.1, 11.2 or 15.3, and Purchaser shall deposit within three (3) business days following the expiration of the Contingency Period by wire transfer an additional Five Hundred Thousand and No/100 Dollars ($500,000.00) (together with interest accruing thereon, if any, the “Additional Deposit”) for deposit with Escrowee into the Escrow, which shall be non-refundable unless this Agreement is terminated in accordance with the provisions of Sections 5.3(b) or (c), 9.3, 11.1, 11.2 or 15.3 and shall be applied against the Purchase Price at Closing. In the event Purchaser fails to deliver to Seller written notice of Purchaser’s election to proceed at or prior to the expiration of the Contingency Period, or Purchaser delivers notice to Seller prior to the expiration of the Contingency Period that Purchaser elects to terminate this Agreement for any reason or no reason, in its sole and absolute discretion, the Feasibility Contingency shall be deemed to not have been satisfied, and, the Deposit shall forthwith be returned to Purchaser and, thereupon, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and neither party shall have any further rights and obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement). In consideration of Seller’s grant to Purchaser of the option to either approve or disapprove matters as described in this Section 9.1, an amount in the sum of one hundred dollars ($100.00) out of the Deposit shall be deemed independent consideration (the “Independent Consideration”). The Independent Consideration shall be disbursed to Seller immediately following Purchaser’s deposit thereof with Escrowee. In all instances under this Agreement in which Purchaser elects to terminate or is deemed to have terminated this Agreement and the Deposit is returned to Purchaser, Seller shall retain the Independent Consideration when the Deposit is returned to Purchaser. The Independent Consideration shall not be applicable towards the Purchase Price or treated as consideration given by Purchaser for any purpose other than as stated in this Section 9.1. The provisions of this Section 9.1 shall survive any termination of this Agreement.

9.2 Regulatory Clearances. As soon as reasonably practicable after the date hereof, but in all events on or before June 29, 2018, Purchaser, at its sole expense, shall submit applications for the Regulatory Clearances to the Agency. Purchaser shall pay all costs associated with such applications and shall diligently in good faith pursue the issuance of the Regulatory Clearances so that the Regulatory Clearances are issued in the shortest period of time permitted by law. Purchaser will keep Seller reasonably informed as to the progress of obtaining the Regulatory Clearances. Seller shall provide, and shall cause Property Manager to provide, Purchaser with reasonable cooperation and assistance, in connection with obtaining the Regulatory Clearances, including, without limitation by supplying such information as Purchaser requests in connection with Purchaser’s application for Regulatory Clearances and any other licenses or permits, provided that Seller shall have no obligation to review or approve any of Purchaser’s applications or materials submitted in connection therewith and Purchaser shall be solely responsible for the contents thereof. Purchaser and Seller shall notify, consult with, and keep the other advised, in each case in a reasonable manner, as to the status of the matters referred to in this Section 9.2. Seller shall cause Property Manager to cooperate in connection with any regulatory assessment required by Purchaser’s lender with respect to the Property, including participating in an interview if requested by Purchaser’s lender.

9.3 Additional Conditions Precedent.

(a) The obligation of Purchaser to close the transaction contemplated hereby is, at Purchaser’s option, further subject to the following:

(i) All representations and warranties of the Seller contained in this Agreement being true and correct in all material respects at and as of the Closing Date;

(ii) All obligations and covenants of Seller contained in this Agreement to have been performed on or before the Closing Date having been timely and duly performed in all material respects;

(iii) The irrevocable commitment by the Title Company to issue on the Closing Date, the Title Policy. As a condition of the Closing, the Title Reports shall be later dated to cover the Closing and recording of the Deeds, and the Title Company shall deliver the Title Policy, or a “marked-up” title commitment, to Purchaser, concurrently with the Closing;

(iv) There being no material adverse change in the financial performance or physical condition of the Property from the date of the waiver of the Feasibility Condition through the Closing Date;

(v) Purchaser’s receipt of all Regulatory Clearances;

(vi) No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect unless supported or encouraged by Purchaser. No action shall have been taken nor any statute, rule, or regulation shall have been enacted by any governmental agency that makes the consummation of the transactions contemplated hereby illegal;

(vii) Seller has received (or the City of Portland shall be prepared to issue, following the Closing, without the satisfaction of any condition except payment of a permit fee) the conditional use approval and the building permits necessary to commence the construction of the Memory Care Expansion (the “Memory Care Expansion Permits”), and, with respect to any Memory Care Expansion Permits issued prior to the Closing Date, any applicable administrative appeal periods shall have expired with respect to such Memory Care Expansion Permits and no legal challenges, including referenda, initiatives or suits, have been filed or initiated with respect to such Memory Care Expansion Permits; and

(viii) At or prior to Closing, Purchaser and Property Manager shall have executed and delivered the New Management Agreement in the form approved by Purchaser prior to the expiration of the Contingency Period.

(b) If any of the conditions precedent set forth in Section 9.3(a) (other than Sections 9.3(a)(vii) or 9.3(a)(viii)) has not been satisfied on or before the Closing Date, as may be extended pursuant to this Agreement, Purchaser shall (i) notify Seller in writing that Purchaser has elected to waive the unsatisfied conditions, in which event the parties shall proceed to Closing pursuant to Section 5.1, or (ii) notify Seller in writing that Purchaser has elected to terminate this Agreement in which event, the Deposit and the Additional Deposit and all other funds held by Escrowee for the benefit of Purchaser shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement). In the event that the condition precedent set forth in Section 9.3(a)(v) is not satisfied on or before the Closing Date, as may be extended pursuant to this Agreement, solely as a result of a Purchaser Regulatory Failure, Section 9.3(c) below (as opposed to this Section 9.3(b)) shall apply to such failure.

(c) If either condition precedent set forth in Section 9.3(a)(v) (to the extent resulting solely from a Purchaser Regulatory Failure) or 9.3(a)(viii) has not been satisfied on or before the Closing Date, as may be extended pursuant to this Agreement, Purchaser shall (i) notify Seller in writing that Purchaser has elected to waive the unsatisfied conditions, in which event the parties shall proceed to Closing pursuant to Section 5.1, or (ii) notify Seller in writing that Purchaser has elected to terminate this Agreement in which event, the Deposit and the Additional Deposit shall be paid to Seller, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement).

(d) If the condition precedent set forth in Section 9.3(a)(vii) has not been satisfied on or before the Closing Date, as may be extended pursuant to Section 5.1, either party may elect to extend the Closing Date for a time period reasonably necessary to satisfy such condition precedent by delivering written notice of such election to the other party on prior to the then scheduled Closing Date. If neither party so delivers notice of its election to extend the Closing Date pursuant to this Section 9.3(d), then this Agreement shall automatically terminate as of such then scheduled Closing Date, in which event, the Deposit and the Additional Deposit and all other funds held by Escrowee for the benefit of Purchaser shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement). In the event that the condition precedent set forth in Section 9.3(a)(vii) has not been satisfied within sixty (60) days following the Closing Date (as the same may have been extended on account of all exercised Extension Options), Purchaser may elect to terminate this Agreement in which event, the Deposit and the Additional Deposit and all other funds held by Escrowee shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement).

(e) If this Agreement terminates because of the non-satisfaction of any condition to Closing, (i) the fees and expenses of Escrowee and/or the Title Company shall be borne one-half (1/2) by Seller and one-half (1/2) by Purchaser (except in the event that either Purchaser or Seller are in default under this Agreement, in which case the defaulting party shall pay the entire amount of such fees and expenses), and (ii) all documents deposited by Purchaser and Seller with Escrowee shall be returned to the applicable party. The provisions of this Section 9.3(e) shall survive any termination of this Agreement.

ARTICLE 10

ACTIONS AND OPERATIONS PENDING CLOSING

10.1 Actions and Operations Pending Closing. Seller agrees that from the date hereof through the Closing Date:

(a) Seller shall continue to operate and maintain the Property substantially in accordance with Seller’s and Property Manager’s present standards and current business practices, provided that during said period, without the prior written consent of Purchaser which may be given or withheld in Purchaser’s sole and absolute discretion (except as indicated below), Seller shall not do, suffer or permit, or agree to do, any of the following:

(i) Enter into any transaction with respect to or affecting the Property out of the ordinary course of business;

(ii) Sell, mortgage, pledge, encumber, grant any interest in or otherwise transfer or dispose of the Property or any part thereof or any interest therein, in any form or manner whatsoever;

(iii) Remove from the Real Property any of the fixtures thereon or any of the Personalty; provided, however, that damaged or obsolete fixtures and Personalty may be replaced or discarded, as appropriate; or

(iv) Enter into or take any other action with respect to the Leases in violation of Section 10.2 of this Agreement.

(b) Seller shall maintain the Property free from waste and neglect and in its current condition and repair and shall keep and perform or cause to be performed all obligations of the landlord under the Leases, all obligations of Seller under the Contracts and all Licenses, all obligations of Seller under the Legal Requirements, and all obligations arising under the Existing Debt, to and including the Closing Date or termination of this Agreement. Seller shall operate the Property in compliance with all Legal Requirements between the date of this Agreement and the Closing Date. Seller will in all events comply with any notice received from any insurance company which has issued a policy with respect to any of the Parcels, or by any board of fire underwriters (or other body exercising similar functions) and complete all repairs, alterations or other work required in order to comply with such notice and to correct any such defect prior to Closing, at Seller’s cost and expense, if such notice is received by Seller prior to Closing hereunder.

(c) Seller shall, effective as of Closing, terminate the Existing Management Agreements and any other Contracts Purchaser may by written notice request Seller to terminate, other than contracts that cannot be terminated upon thirty (30) days written notice including, but not limited to copier and postage leases and cable and linen contracts identified on Exhibit G (collectively, the “Rejected Contracts”), and Seller shall pay at or prior to the Closing all amounts which are or may come due under the Existing Management Agreements and such Rejected Contracts. Purchaser’s failure to request Seller terminate any Contract shall be deemed Purchaser’s election to direct Seller to assign such Contract to Purchaser as of the Closing Date. Seller shall pay all termination fees, charges and other costs resulting from the termination of the Existing Management Agreements and any Contracts prior to Closing or incident to the sale of the Property to Purchaser. Seller shall indemnify and hold Purchaser harmless from and of any obligation, claim, demand, loss, liability, cause of action, cost and expense (including reasonable attorneys’ fees), with respect to the Existing

Management Agreements and such other Contracts, including, without limitation, from Seller’s failure to pay such termination and other like fees and costs. With respect to any guaranties or warranties included in the Contracts to be assigned to Purchaser, Seller at Seller’s expense shall obtain any consents or approvals required for transfer of the guaranties or warranties to Purchaser (such as consents commonly necessary to assign roof warranties) if such guaranties or warranties are assignable and, if such guaranties and warranties are not assignable, Seller shall take commercially reasonable steps to (i) assure that the rights of Seller thereunder shall be preserved for the benefit of Purchaser, and (ii) facilitate receipt of any payments received after Closing thereunder, which payment Seller shall promptly deliver to Purchaser. The provisions of this Paragraph 10.1(c) shall survive the Closing.

(d) Without the prior written consent of Purchaser, Seller shall not enter into any new Contracts, or cancel, modify or renew any existing Contracts (other than the Rejected Contracts), other than Contracts which by their terms are terminable upon not more than thirty (30) days’ notice, by the then owner of the Property, without penalty or the payment of any termination fee or other similar payment and are otherwise in accordance with Seller’s current business practices. Such consent (i) shall not be unreasonably withheld if such request is made prior to the expiration of the Contingency Period or (ii) may be withheld in Purchaser’s sole and absolute discretion if such request is made after the expiration of the Contingency Period. Seller shall comply with all applicable terms, provisions and obligations of Seller contained in the Contracts and any other contractual arrangements referred to in this Agreement. Notwithstanding the foregoing, in no event shall Seller enter into, cancel, modify or renew any Contract in connection with the Memory Care Expansion which is not terminable upon not more than thirty (30) days’ notice without the prior written consent of Purchaser, which consent (A) shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Contingency Period and (B) may be given or withheld in Purchaser’s sole and absolute discretion from and after the expiration of the Contingency Period.

(e) Seller shall pay as they become due any and all taxes and assessments levied against the Property, all utility charges incurred with respect to the Property, all debt service payments on loans secured by the Property and all other expenses incurred in the operation of the Property pursuant to the standards required by this Article 10.

(f) Seller shall notify Purchaser promptly if Seller becomes aware of any fact, circumstance, transaction or occurrence prior to the Closing Date which would make any of the representations or warranties of Seller contained in Section 4.1 incomplete, false or misleading in any material respect.

(g) Seller shall maintain in full force and effect insurance coverage comparable to which it now carries with respect to the Property.

(h) Seller shall use commercially reasonable efforts to lease vacant units on Seller’s current lease form and at market rental rates as reasonably determined by Seller, subject to Section 10.2 below.

(i) Seller shall cause Property Manager to maintain normal levels of inventory and supplies on hand for the business (including medical supplies, food, beverages, office and kitchen supplies), consistent with past practices and as necessary to comply with applicable laws and regulations.

(j) Seller shall cause Property Manager not to take any actions, or omit to take any actions, that constitute a breach of this Agreement, were the acts or omission to have been taken by Seller.

(k) Seller shall use reasonable best efforts to maintain in effect until Closing its existing management agreements with Property Manager for the assisted living, memory care and independent living facilities located on the Real Property (the “Existing Management Agreements”). Seller shall cause the Existing Management Agreements to be terminated concurrent with the Closing without any expense to or obligation of Purchaser with respect thereto. The provisions of this Paragraph 10.1(k) shall survive the Closing.

(l) Within thirty (30) days after the end of each calendar month from the date hereof until the Closing, Seller shall deliver to Purchaser a current Rent Roll and financial reports with respect to the Property’s operations for such month, which report shall indicate, without limitation, gross rental income, gross income from other (identified) sources, expenses of each kind and amount, rent delinquencies and vacancies; provided, however, that with respect to the calendar month immediately preceding the month in which the then scheduled Closing Date is scheduled to occur, all such materials shall be provided within twenty (20) days after the end of such calendar month. As of the date set forth thereon, (i) each such Rent Roll will list all then-existing Leases related to the Property and (ii) the information set forth on each such Rent Roll with respect to rent, deposits, delinquencies, credits and other income and charges will be true and correct.

(m) Seller shall diligently continue to pursue the upgrades to the units at the independent living facility located on the Courtyard Plaza Parcel as disclosed to Purchaser and shall use commercially reasonable efforts to complete such upgrades prior to the Closing Date.

(n) Seller shall diligently continue to pursue and progress the Memory Care Expansion. Seller shall not modify any of the Licenses, plans or specifications related to the Memory Care Expansion without Purchaser’s prior written consent in Purchaser, which consent (i) shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Contingency Period, and (ii) may be given or withheld in Purchaser’s sole and absolute discretion from and after the expiration of the Contingency Period. In the event that, prior to the Closing, Seller receives any notice or other material communication from any governmental authority relating to the Memory Care Expansion, or from any other Person objecting to or otherwise complaining about the Memory Care Expansion, Seller shall promptly deliver a copy of such notice or other communication to Purchaser, and the parties shall work together in good faith to formulate a response to such notice or other communication. Seller shall pay and be responsible for all costs incurred or accrued by Seller and/or Property Manager (including hard and soft costs) in connection with the Memory Care Expansion prior to the Closing Date. Notwithstanding the foregoing, Purchaser shall provide Seller a credit at Closing in the amount of all fees previously paid by Seller to any governmental authority for the issuance of the Permits related to the Memory Care Expansion.

(o) Seller agrees to (and shall cause the Employer to) use Seller’s or the Employer’s, as applicable, commercially reasonable best efforts to retain the Employees until the Closing Date in order to ensure the continued, uninterrupted operation of the Property up through the Closing. Notwithstanding the foregoing, Seller, Property Manager and Employer, in accordance with the terms of the Management Agreement, may: (a) terminate the employment of any individual with an annual salary of less than $100,000 or make other commercially reasonable employment decisions, with respect to employees with an annual salary of less than $100,000, in the ordinary course of business consistent with existing employment practices and procedures; or (b) terminate the employment of any individual for cause, incapacity, disability or death in accordance with the existing employment practices and procedures.

(p) Seller shall, and shall cause its Property Manager to cooperate with Purchaser and its respective Affiliates in conducting customary due diligence with respect to the Property and the transition of the operation of the business conducted thereof in connection with the transactions contemplated by this Agreement, which cooperation shall include, but shall not be limited to, facilitating communications with nonresidential Tenants regarding the transition of such business, responding timely to due diligence requests, cooperating with lenders, cooperating to obtain the Licenses, and any such other cooperation as may be necessary to consummate the transfer of the business conducted by Seller. In connection therewith, Seller and its Affiliates shall provide such documents as are reasonably requested by Purchaser and its respective Affiliates, accountants, counsel, consultants and other advisors that are within Seller’s, Property Manager’s and/or their respective Affiliates’ possession or control, including, without limitation, copies of all Licenses and the documents listed on Exhibit C hereto. In connection with such due diligence, communications or interviews with any lender of Seller or its Property Manager may only be conducted with the prior consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any such interviews shall be conducted during normal business hours and may be conducted by telephone or in person at such places as reasonably designated by Seller.

10.2 New Leases. Prior to the Closing Date, Seller shall obtain Purchaser’s written consent, which Purchaser may withhold in its sole and absolute discretion, before entering into any new Lease, or any amendment, expansion, renewal or termination of any existing Lease (including, without limitation, any amendment or termination of any guarantees executed in connection with any of the Leases); provided however, that Seller may enter into new Leases, or amendments or extensions thereof with residential Tenants at the Property if such Leases are on materially the same lease form as the existing residential Leases at the Property, the term of such Leases (including all renewal and extension options) do not exceed twelve (12) months, for effective rental rates consistent with Seller’s current practice and which may be subject to the rental concessions set forth in Schedule 10.2 attached hereto.

10.3 Cooperation with Purchaser’s Auditors and SEC Filing Requirements. From the date hereof through and including the first anniversary of the Closing Date, Seller shall provide to Purchaser (at no out-of-pocket fee or expense to Seller) copies of, or shall provide Purchaser and its representatives, agents and employees access to, the books and records and financial and other information with respect to the period of Seller’s ownership, management, maintenance and operation of the Property, and shall furnish Purchaser with such additional information concerning the same as Purchaser shall reasonably request and which is in the possession or control of Seller or Property Manager, or any of their affiliates, agents, or accountants, to enable Purchaser or its assignee and their outside, third party accountants (the “Accountants”), to prepare and file financial statements in compliance with any or all of (a) Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”), (b) any other rule issued by the Commission and applicable to Purchaser or its Affiliates, and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Purchaser or its Affiliates. At no out-of-pocket fee or expense to Seller, Seller shall allow Purchaser’s auditor (BDO LLP or any successor auditor selected by Purchaser) to conduct an audit of the income statements and balance sheets, if necessary, of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Seller) with and provide reasonable assistance to Purchaser’s auditor and Accountants in the conduct of such audit. Without limiting the generality of the foregoing, Seller agrees to (i) provide to Purchaser’s auditor a customary representation letter in such form as is reasonably required by the Accountants, with such facts and assumptions as reasonably determined by the Accountants in order to make such certificate accurate (the “Representation Letter”), signed by the individual(s) responsible for Seller’s financial reporting, as prescribed by generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which Representation Letter may be required to assist the Accountants in rendering an opinion on such financial statements in order to comply with clauses (a), (b) and (c) above, (ii) if requested by such auditor, provide to Purchaser’s auditor historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing, and (iii) to the extent that Seller’s financial statements have previously been audited, Seller shall use commercially reasonable efforts to cause the auditor of Seller’s financial statements to provide its consent to the inclusion of its report, without exception or qualification, with respect to such audited financial statements and to provide Purchaser and/or its affiliates appropriate comfort letters in accordance with the American Institute of Public Accountants’ professional standards. The provisions of this Section 10.3 shall survive Closing.

10.4 Business License. Seller shall cooperate with Purchaser in connection with Purchaser’s application for any business license required to operate the Property from the County of Multnomah or any other applicable governmental authority.

ARTICLE 11

DAMAGE OR DESTRUCTION; CONDEMNATION; INSURANCE

11.1 Casualty. In the event that on or after the date hereof and on or prior to Closing any Parcel is damaged or is destroyed in whole or in part, by fire or other casualty or hazard (a “Casualty”), promptly following the damage, Seller shall promptly (a) give written notice of such Casualty to Purchaser (a “Casualty Notice”), (b) obtain an estimate (“Repair Estimate”) of the cost to repair the Casualty from an independent architect, engineer or disaster restoration company selected by Seller and reasonably acceptable to Purchaser, and (c) work with Purchaser and an insurance adjuster to estimate the gross revenues that may be lost as a result of such Casualty (“Lost Revenue Estimate,” and together with the Repair Estimate, collectively, the “Estimate”). Such Casualty Notice shall include a description of the incident causing such Casualty, an indication of whether or not such Casualty is covered by Seller’s existing insurance policies, copies of any and all third party reports and inspections then obtained by Seller in connection with such Casualty (if any), copies of any claims submitted to Seller’s insurance carrier(s) prior to the delivery of such Casualty Notice (if any) and copies of any reports then filed with any governmental or quasi-governmental authority in connection with such Casualty (if any). If the Estimate discloses that the estimated cost to repair the Casualty, together with the estimated lost gross revenues, is less than One Million Dollars ($1,000,000.00), then (i) Purchaser shall not have any right to terminate this Agreement as a consequence of such Casualty, and (ii) at Purchaser’s election, Seller shall either (A) cause the Parcel to be fully restored to its pre-Casualty condition prior to Closing or (B) provide Purchaser with a credit against the Purchase Price at Closing equal to the Estimate, and shall assign to Purchaser all of its right, title and interest to any and all rent loss and business interruption insurance proceeds to which Seller has received or is entitled to receive for the period of time from and after Closing. If the Estimate discloses that the estimated cost to repair the Casualty, together with the estimated lost gross revenues, will equal or exceed One Million Dollars ($1,000,000.00), then Purchaser may elect to either (x) terminate this Agreement, in which event the Deposit and, if applicable, the Additional Deposit shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement) or (y) move forward with the Closing in which event the provisions of clause (ii) of the immediately preceding sentence shall apply and Purchaser shall have the right to elect whether to proceed pursuant to clause (A) or (B) thereof. If necessary, the Closing Date shall be extended to the extent necessary to allow Seller to obtain the Estimate and/or complete the repairs and/or to allow Purchaser to make the elections described herein. The provisions of this Section 11.1 shall survive Closing or any termination of this Agreement.

11.2 Condemnation. In the event that on or after the date hereof and on or prior to Closing, condemnation proceedings or proceedings in eminent domain are instituted or threatened with respect to any Parcel or any portion thereof, Seller shall promptly notify Purchaser thereof. In the event such condemnation proceedings or proceedings in eminent domain are with respect to any Parcel or any material portion thereof, Purchaser may, at its option, by written notice to Seller given within thirty (30) days after Seller notifies Purchaser of such proceedings (and if necessary the Closing Date shall be automatically extended to give Purchaser the full thirty (30) day period to make such election), either: (i) terminate this Agreement in which event, the Deposit and, if applicable, the Additional Deposit shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement) or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award with respect to the affected Parcel, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Purchaser does not give Seller written notice of its election within the time required above, then Purchaser shall be deemed to have elected option (i) above. For purposes of this Section 11.2, a condemnation or eminent domain proceeding with respect to a “material portion” of the Parcel shall mean a proceeding with respect to a portion of the Parcel which, if taken or condemned, (i) would reduce the value of the Parcel by more than One Million Dollars ($1,000,000.00), (ii) would result in the loss of five percent (5%) or more of the square footage of the improvements on the Parcel, (iii) would result in the Parcel becoming a non-conforming use under applicable zoning and/or building codes, (iv) would materially and adversely affect access to, services available for, or the visibility of the Parcel or (v) would result in a loss of any of the residency units at the Property existing as of the date hereof. In the event such condemnation proceedings or proceedings in eminent domain are not with respect to a material portion of any Parcel, then (i) Purchaser shall not have any right to terminate this Agreement as a consequence of such condemnation, and (ii) Seller shall, at the Closing, assign to Purchaser its entire right, title and interest in and to any condemnation award with respect to the affected Parcel, and Purchaser shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. The provisions of this Section 11.2 shall survive Closing or any termination of this Agreement.

ARTICLE 12

LIABILITIES; ASSIGNMENT AND ASSUMPTION OF

CERTAIN CONTRACT OBLIGATIONS

12.1 No Liability of Purchaser. Except as expressly provided herein, Purchaser shall not assume or take subject to any liabilities or obligations of the Property or Seller arising or accruing prior to the Closing, and Seller shall pay the same as they mature and shall hold Purchaser harmless with respect to all thereof. Liabilities and obligations of the Property first accruing after the date of Closing shall be the responsibility of Purchaser or the Property, as the case may be. The provisions of this Section 12.1 shall survive Closing.

12.2 Assumption of Liabilities by Purchaser. Subject to the terms and conditions of this Agreement, Seller will assign to Purchaser all of its right, title and interest in and to the Leases and the Contracts, and Purchaser will assume and agree to perform, from and after the Closing Date, Seller’s duties and obligations thereunder first accruing on and after the date of Closing. Notwithstanding the preceding sentence, Purchaser shall not be required to adopt or assume any Contract which Purchaser has requested Seller to terminate effective as of the Closing. The provisions of this Section 12.2 shall survive Closing.

ARTICLE 13

INDEMNITIES

13.1 Seller’s Indemnity. From and after Closing, each party constituting Seller agrees to indemnify, defend (with Purchaser having the right to retain counsel for the purpose of participating in such defense, at its sole cost and expense) and hold Purchaser and its officers, directors, employees, stockholders, affiliates, members, heirs, successors and assigns (each a “Purchaser Indemnified Party”) harmless from and against the following:

(a) Except to the extent that Purchaser receives a credit therefor on the Closing Statement, any and all obligations, liabilities, claims, accounts, demands, liens or encumbrances losses, damages, debts, judgments, orders, awards, claims, fines, penalties, costs, and expenses (including reasonable legal or accounting fees or expenses) (collectively, “Losses”), whether direct or contingent and no matter how arising, in any way related to the Property and arising or accruing on or before the Closing Date or in any way related to or arising from any act, conduct, omission, contract or commitment of any party constituting Seller or any predecessor in interest of any party constituting Seller, at any time or times on or before the Closing Date;

(b) Any Losses incurred by a Purchaser Indemnified Party resulting from any inaccuracy in or breach of any representation or warranty of any party constituting Seller under this Agreement, or under any document or agreement delivered pursuant to this Agreement, where the total losses or damages from such inaccuracies and breaches exceed the Basket Amount as defined in Section 13.3 below;

(c) Any Losses incurred by a Purchaser Indemnified Party resulting from any breach or default by any party constituting Seller of any Obligation (other than any representation or warranty) of Seller under this Agreement or under any document or agreement delivered pursuant to this Agreement;

(d) The amount of the Tenant Deposits or other residents’ property held by Seller or Property Manager, if any, transferred to Purchaser at Closing did not represent the full amount of such Tenant Deposits or other property shown to have been delivered to Seller or Property Manager, or for claims which arise from actions or omissions of Seller or Property Manager with respect to any Tenant Deposit or other resident property prior to the Closing Date; and

(e) All costs and expenses, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the foregoing.

Notwithstanding the foregoing, under no circumstances shall Seller’s obligations to indemnify Purchaser exceed the Cap as defined in Section 13.3 below.

13.2 Purchaser’s Indemnity. From and after Closing, Purchaser agrees to indemnify, defend (with Seller having the right to retain counsel for the purpose of participating in such defense, at its sole cost and expense) and hold Seller and its officers, directors, employees, stockholders, affiliates, members, heirs, successors and assigns (each a “Seller Indemnified Party”) harmless from and against the following:

(a) any Loss incurred by a Seller Indemnified Party after the Closing, resulting from any inaccuracy in or breach of any representation or warranty of Purchaser under this Agreement, or under any document or agreement delivered pursuant to this Agreement, where the total losses or damages from such inaccuracies and breaches exceed the Basket Amount as defined in Section 13.3 below;

(b) any Loss incurred by a Seller Indemnified Party after the Closing, resulting from any breach or default by Purchaser of any Obligation (other than any representation or warranty) of Purchaser under this Agreement or under any document or agreement delivered pursuant to this Agreement;

(c) any injury to person or property causing any Loss to Seller resulting from or arising out of work performed by Purchaser pursuant to Section 3.3 hereof; provided, however, that in no event shall Purchaser be liable for any preexisting conditions (except to the extent exacerbated by the activities of Purchaser and/or its agents);

(d) any and all Losses incurred by a Seller Indemnified Party resulting from or arising out of Purchaser’s operation of the Property after the Closing Date; provided, however, that in no event shall Purchaser be liable for any preexisting conditions (except to the extent exacerbated by the activities of Purchaser and/or its agents); and

(e) all costs and expenses, including reasonable attorneys’ fees, related to any actions, suits or judgments incident to any of the foregoing.

13.3 Additional Indemnity Provisions.

(a) Seller will not have any obligations under Section 13.1(b), and Purchaser will not have any obligations under Section 13.2(a), unless and until the aggregate amount of indemnifiable Losses for which Seller or Purchaser, respectively, (the “Indemnifying Party”) is obligated thereunder exceeds Fifty Thousand Dollars ($50,000.00) (the “Basket Amount”), and then the Indemnifying Party will be liable for all indemnifiable Losses incurred by the other party (the “Indemnified Party”) including amounts up to the Basket Amount. For purposes of clarity, this Paragraph 13.3(a) shall not apply to any claims by either party under this Agreement other than claims for indemnification on account of breaches of representations and warranties pursuant to Sections 13.1(b) and 13.2(a) above.

(b) Seller’s obligations under Section 13.1(b), in the aggregate, and Purchasers obligations under Section 13.2(a), in the aggregate, will not exceed an amount equal to One Million Dollars ($1,000,000.00) (the “Cap”). For purposes of clarity, this Paragraph 13.3(b) shall not apply to any claims by either party under this Agreement other than claims for indemnification on account of breaches of representations and warranties pursuant to Sections 13.1(b) and 13.2(a) above.

(c) In no event shall the limitations contained in this Paragraph 13.3 apply to any indemnification claim by (i) a Purchaser Indemnified Party for any fraudulent or intentional misrepresentation of Seller or for any breach of representation or warranty pursuant to Section 4.1(b), (c), (e), (z) or (aa) or Section 15.1, or (ii) a Seller Indemnified Party for any fraudulent or intentional misrepresentation of Purchaser or for any breach of representation or warranty pursuant to Section 4.2(a), (b), (d) or (e) or Section 15.1 (collectively, the “Fundamental Representations”).

13.4 Holdback Escrow Agreement. As security for Seller’s obligations under Section 13.1, Seller and Purchaser shall enter into an eighteen (18) month Holdback Escrow Agreement substantially in the form attached hereto as Exhibit O (the “Holdback Escrow Agreement”) and at the Closing Seller shall deposit into an escrow account maintained pursuant to the Holdback Escrow Agreement one or more letters of credit (a) in form and substance as set forth in the Holdback Escrow Agreement which shall provide that such letters of credit will be drawn on proportionally, (b) issued by nationally chartered banks or institutions acceptable to Purchaser in its sole discretion and in all events meeting the requirements set forth in the Holdback Escrow Agreement, and (c) in an aggregate amount equal to One Million Eight Hundred Forty Thousand Dollars ($1,840,000.00). The provisions of the Holdback Escrow Agreement shall survive the Closing in accordance with the terms thereof.

13.5 Survival. The provisions of this Article 13 shall survive Closing.

ARTICLE 14

NOTICES

14.1 Notices. Any notice pursuant to this Agreement shall be given in writing by one of the following means sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith: (a) personal delivery, or (b) reputable overnight delivery service, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) e-mail transmission. Any such notice shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of e-mail transmission, as of the date of receipt, provided that e-mails that are received after 5:00 p.m. (local time of the recipient) shall be deemed to have been given as of the next following business day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If intended for Seller, to:	Simon Investments, LLC
408 Cascade Avenue, Suite 855
Hood River, Oregon 97031
Attention: David Simon
Email: dsimon@simon-investments.com

Copies to:	Sussman Shank LLP
1000 SW Broadway
Suite 1400
Portland, OR 97205
Attention: Aaron J. Besen
Email: abesen@sussmanshank.com

If intended for Purchaser, to:	SSSHT Acquisitions, LLC
10 Terrace Road
Ladera Ranch, California 92694
Attention: H. Michael Schwartz
Email: hms@sam.com

Copies to:	SSSHT Acquisitions, LLC
10 Terrace Road
Ladera Ranch, California 92694
Attention: Nicholas Look
Email: nlook@sam.com

SSSHT Acquisitions, LLC
10 Terrace Road
Ladera Ranch, California 92694
Attention: John Strockis
Email: jstrockis@sam.com

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Attention: Hilary Shalla
Email: hilary.shalla@lw.com

If intended for Escrowee, to:	Fidelity National Title Insurance Company
915 Wilshire Blvd. Suite 1920
Los Angeles, CA 90017
Attention: Jessica Avila
Email: Jessica.Avila@fnf.com

ARTICLE 15

MISCELLANEOUS

15.1 Brokerage. With respect to the transaction contemplated by this Agreement, Seller represents that its sole broker is Blueprint HCRE Advisors (“Seller’s Broker”), and Seller shall pay any brokerage fee payable to Seller’s Broker pursuant to a separate written agreement. Purchaser represents that no broker commission or finder fee is due and payable to any party (other than Seller’s broker) on behalf of Purchaser in connection with this transaction. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder in connection with the Property, other than Seller’s Broker, by, through or on account of any acts or omissions of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing or earlier termination of this Agreement.

15.2 Books and Records. On the Closing Date, Seller shall deliver to Purchaser all resident and other relevant property records. Nothing herein shall be construed as precluding Seller from removing from the Property (a) the originals of the financial records which relate to its operations at the Property, (b) the originals of any proprietary materials related to its overall company operations other than the Property, and (c) originals of resident records for all former residents no longer residing at the Property (provided however, that Seller shall retain such records in accordance with all applicable laws and shall keep Purchaser informed in writing as to the location of such records) and originals of records of resident funds. Purchaser agrees to maintain such books, records and other material comprising records of the Property’s operations prior to the Closing Date that have been received by Purchaser from Seller or otherwise, including, but not limited to, resident records, to the extent required by law, and shall, at Seller’s request, allow Seller reasonable access to such documents during the record retention period to the extent Seller needs access to such documents in connection with any claim or suit made against Seller.

15.3 Default.

(a) IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS HEREIN CONTEMPLATED DO NOT OCCUR AS HEREIN PROVIDED BY REASON OF A BREACH IN ANY MATERIAL RESPECT OF ANY OF THE TERMS OF THIS AGREEMENT BY SELLER, WHICH BREACH IS NOT CURED WITHIN TEN (10) BUSINESS DAYS AFTER SELLER RECEIVES WRITTEN NOTICE THEREOF FROM PURCHASER, SUCH BREACH SHALL CONSTITUTE A DEFAULT UNDER THIS AGREEMENT AND PURCHASER SHALL BE ENTITLED TO TERMINATE THIS AGREEMENT AND BE RELEASED FROM ITS OBLIGATION TO PURCHASE THE PROPERTY FROM SELLER. IF THIS AGREEMENT IS TERMINATED AS THE RESULT OF A DEFAULT OF SELLER, THE DEPOSIT AND THE ADDITIONAL DEPOSIT, SHALL BE PROMPTLY RETURNED TO PURCHASER, AND PURCHASER SHALL BE ENTITLED TO PURSUE AGAINST SELLER ANY AND ALL REMEDIES AVAILABLE TO PURCHASER, AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, SPECIFIC PERFORMANCE.

(b) IN THE EVENT THE CLOSING AND THE CONSUMMATION OF THE TRANSACTIONS HEREIN CONTEMPLATED DO NOT OCCUR AS HEREIN PROVIDED BY REASON OF A BREACH IN ANY MATERIAL RESPECT OF ANY OF THE TERMS OF THIS AGREEMENT BY PURCHASER AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD, WHICH BREACH IS NOT CURED WITHIN TEN (10) BUSINESS DAYS AFTER PURCHASER RECEIVES WRITTEN NOTICE THEREOF FROM SELLER, SUCH BREACH SHALL CONSTITUTE A DEFAULT UNDER THIS AGREEMENT AND SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO PURCHASER. PURCHASER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES WHICH SELLER MAY SUFFER AS A RESULT OF SUCH BREACH. THEREFORE PURCHASER AND SELLER DO HEREBY AGREE THAT A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER DEFAULTS IN ANY MATERIAL RESPECT AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER’S SOLE AND

EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), THE AMOUNT OF THE DEPOSIT AND THE ADDITIONAL DEPOSIT. SAID AMOUNT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR THE BREACH OF OR DEFAULT UNDER THIS AGREEMENT BY PURCHASER IN ANY MATERIAL RESPECT AFTER THE EXPIRATION OF THE CONTINGENCY PERIOD, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREIN EXPRESSLY WAIVED BY SELLER. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF THE LAW OF THE STATE, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO THE LAW OF THE STATE. IF SO ELECTED BY SELLER, UPON DEFAULT BY PURCHASER IN ANY MATERIAL RESPECT AFTER THE CONTINGENCY EXPIRATION DATE, THIS AGREEMENT SHALL BE TERMINATED AND NEITHER PARTY SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER, EXCEPT FOR THE RIGHT OF SELLER TO COLLECT SUCH LIQUIDATED DAMAGES FROM PURCHASER AND ESCROWEE AND EXCEPT FOR THOSE MATTERS WHICH, BY THE EXPRESS TERMS OF THIS AGREEMENT, SURVIVE THE TERMINATION OF THIS AGREEMENT.

/s/ HMS	/s/ MEN
PURCHASER’S INITIALS	SELLER’S INITIALS

(c) The provisions of this Section 15.3 shall survive the termination of this Agreement.

15.4 Survival. Except as otherwise provided in this Agreement, the representations and warranties of Seller and Purchaser contained herein shall survive the Closing for a period ending twelve (12) months after the Closing Date (the “Warranty Period”) and in no event shall any party have any liability under this Agreement for any claim on account of a breach of a representation or warranty for which the other party does not provide notice within such twelve (12) month period; provided, however, that the Fundamental Representations shall survive the Closing until the expiration of the applicable statute of limitations. All covenants and agreements of the parties contained herein that expressly are stated to survive the Closing shall survive the closing indefinitely or for a period explicitly specified therein. The provisions of this Section 15.4 shall survive the Closing.

15.5 Purchaser’s Investigation and Inspections. Any investigation or inspection conducted by Purchaser, or any agent or representative of Purchaser, pursuant to this Agreement, in order to verify independently Seller’s satisfaction of any conditions precedent to Purchaser’s obligations hereunder or to determine whether Seller’s warranties are true and accurate, shall not affect (or constitute a waiver by Purchaser of) any of Seller’s obligations hereunder or Purchaser’s reliance thereon.

15.6 Construction. This Agreement shall not be construed more strictly against one party than against the other, merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement. Whenever required by the context of this Agreement and the exhibits attached hereto, the singular shall include the plural and the masculine shall include the feminine and vice versa.

15.7 Confidential Information. The parties acknowledge that this Agreement and the transaction described herein is of a confidential nature in all respects and neither Seller nor Purchaser shall disclose the terms of this Agreement to any third party without the advance written consent of the other. No party will make any public disclosure of the specific terms of this agreement without the written consent of the other party. The foregoing provisions shall not apply to any (i) disclosure, to the extent reasonably necessary, by a party to its counsel, affiliates, shareholders, directors, officers, lenders or prospective lenders, underwriters or prospective underwriters, advisors, consultants, employees or other representatives in connection with the transactions contemplated hereby; (ii) disclosure to the Agency and its consultants and advisors in connection with the transactions contemplated hereby; (iii) disclosure required by law or by regulators, including in response to a subpoena or similar process or as part of a filing required to be made under securities laws or pursuant to the rules or requirements of any self-regulatory organization (i.e. NYSE, NASD); (iv) disclosure in connection with litigation to enforce the terms of this Agreement; (v) disclosure to Property Manager and its consultants and advisors in connection with the transactions contemplated by this Agreement; and (vi) disclosure by a party required to satisfy a condition precedent to Closing. Confidential information shall not include any information or material that is or becomes generally available to the public other than as a result of a disclosure in breach of this Section 15.7.

15.8 Successors and Assigns.

(a) The terms, conditions and covenants of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective nominees, successors, beneficiaries and assigns; provided, however, no conveyance, assignment or transfer of any interest whatsoever of, in or to the Property or of this Agreement shall be made by Seller during the term of this Agreement, except in connection with an Exchange as provided in 15.14.

(b) Following delivery of written notice to Seller, Purchaser may, at least five days prior to the Closing Date, assign all or any of its right, title and interest under this Agreement to one or more corporate, partnership or other entities affiliated with, or related to, Purchaser, or to one or more corporate, partnership or other entities in which Purchaser or such affiliate is a direct or indirect partner, co-venturer, shareholder or member (“Permitted Assigns”). No such Permitted Assigns shall accrue any obligations or liabilities hereunder until the effective date of such assignment. In the event of an assignment of this Agreement by Purchaser, its assignee shall be deemed to be the Purchaser hereunder for all purposes hereof, and shall have all rights of Purchaser hereunder (including, but not limited to, the right of further assignment), provided the assignor shall not be released from all liability hereunder until such time as the Closing shall occur, at which time the original Purchaser shall be released and only the Permitted Assigns shall be liable for the obligations of Purchase under this Agreement. Seller agrees that the rights and obligations of Purchaser hereunder are divisible and may be apportioned between different Permitted Assigns, as Purchaser may elect, provided such division is without cost to Seller; provided, however, Seller agrees to execute any and all documents and take any further actions reasonably necessary to consummate such assignment(s) contemplated thereby. At Closing, Purchaser may also elect to cause all or any part of the Property to be directly assigned or conveyed by Seller to, or all or any of the liabilities to be assumed hereunder to be directly assumed by, as applicable, one or more designees or assignees of Purchaser.

(c) Seller may assign its rights under this Agreement, in whole or in part, upon written notice to Purchaser but without Purchaser’s consent to (i) any entity, partnership, tenancy in common or limited liability company over which Seller or its principals possess, directly or indirectly, the power to influence the direction of the management and policies thereof, either through the ownership of voting securities, as a managing general partner or member, or by contract or otherwise, (ii) to any partnership or limited liability company in which Seller, any entity managed or controlled by the principals or any person or entity controlling, controlled by or under common control with Seller, is a managing partner, general partner, or limited liability company member, (iii) or to any corporation in which Seller, or any entity controlling, controlled by or under common control with Seller, owns fifty percent (50%) or more of the voting stock, or (iv) any subsidiary of any of the foregoing; otherwise, Seller may not assign this Agreement without Purchaser’s prior written consent which consent may be withheld in Purchaser’s sole discretion. Notwithstanding the foregoing, (A) except as expressly permitted in Section 15.14 below, in no event shall Seller assign this Agreement, any portion thereof or any interest therein to any person or entity who does not own as of date of this Agreement a direct or indirect interest in the Property or any portion thereof or does not acquire concurrent with such assignment a direct interest in the Property or a portion thereof, (B) no such assignment by any Seller shall release such Seller from any liability hereunder, and (C) at all times all persons and entities owning all or any portion of the Property shall be a party to this Agreement as a Seller. Seller shall (x) indemnify, defend, and hold each of the Purchaser Indemnified Parties harmless from and against any and all Losses incurred solely in connection with, or solely as a result of, any assignment or attempted assignment pursuant to this Section 15.8(c), and (y) reimburse the Purchaser Indemnified Parties for all actual out-of-pocket costs and expenses paid or incurred by any Purchaser Indemnified Party in connection with the transactions contemplated by this Agreement in the event that (I) the transactions contemplated by this Agreement do not close solely as a result of any assignment or attempted assignment pursuant to this Section 15.8(c), (II) any lender that Purchaser proposes to provide financing for the Property in connection with the Closing is unwilling to provide such financing at Closing solely as a result of any assignment or attempted assignment pursuant to this Section 15.8(c), or (III) such Closing is delayed solely as a result of an assignment or attempted assignment pursuant to this Section 15.8(c) and any Purchaser Indemnified Party incurs additional costs and expenses solely as a result of such delay. Such out-of-pocket costs to be reimbursed to the Purchaser Indemnified Parties shall include, without limitation, all Losses associated with this Agreement and the documents contemplated by this Agreement, Purchaser’s due diligence with respect to the Property, the New Management Agreement, the Regulatory Clearances, any financing proposed by Purchaser in connection with the Property and/or the proposed acquisition and ownership of the Property. Seller’s indemnification and reimbursement obligations pursuant to this Section 15.8(c) shall extend only to the Purchaser Indemnified Parties’ actual Losses and no Purchaser Indemnified Party shall be entitled to seek indemnification or reimbursement pursuant to this Section 15.8(c) on account of such Purchaser Indemnified Party’s consequential or punitive damages. In the event that (A) any lender that Purchaser proposes to provide financing in connection with the Closing is unable or unwilling to fund and close concurrent with the Closing or (B) Closing does not otherwise occur, in each case solely as a result of any assignment or attempted assignment pursuant to this Section 15.8(c), then Purchaser shall be entitled to terminate this Agreement in which event, the Deposit and, if applicable, the Additional Deposit shall be refunded to Purchaser, this Agreement shall become null and void (except for those provisions that expressly survive the termination of this Agreement) and the parties shall have no further obligations hereunder (except pursuant to those provisions that expressly survive the termination of this Agreement).

15.9 General. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one and the same instrument. This Agreement may be executed by facsimile or electronic (scanned) signature. This Agreement (including all Exhibits hereto) contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all prior understandings, if any, with respect thereto and may not be amended, supplemented or terminated, nor shall any Obligation hereunder or condition hereof be deemed waived, except by a written instrument to such effect signed by the party to be charged. The warranties, representations, agreements and undertakings contained herein shall not be deemed to have been made for the benefit of any person or entity, other than the parties hereto and their permitted successors and assigns. Seller has no right to assign its rights or to delegate its duties hereunder, other than as provided in Section 15.8(c) hereof. Captions used herein are for convenience only and shall not be used to construe the meaning of any part of this Agreement. If Seller is comprised of more than one person or entity, such persons and/or entities shall be jointly and severally liable for the obligations and liabilities of Seller hereunder and all documents executed in connection therewith.

15.10 Partial Invalidity. If any term or provision of this Agreement or the exhibits attached hereto or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement and the exhibits attached hereto, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement and the exhibits attached hereto shall be valid and shall be enforced to the fullest extent permitted by law.

15.11 Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

15.12 Governing Law; Parties at Interest. This Agreement will be governed by, interpreted under, and construed and enforced in accordance with, the law of the state Oregon without giving effect to any “conflict of law” rules of the state of Oregon, and will bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

15.13 Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act or event from which the designated period of time begins to run will not be included. The last day of the period so computed will be included, unless it is a Saturday, Sunday or legal holiday, observed by the federal government or by the State of Oregon, in which event the period runs until the end of the next day which is not a Saturday, Sunday or legal holiday, observed by the federal government or by the State of Oregon.

15.14 Tax-Deferred Exchange/Reverse Exchange. Purchaser or Seller may consummate the purchase or sale of the Property, as applicable, as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Code, provided that: (i) the Closing shall not be delayed by reason of the Exchange; (ii) Purchaser or Seller, as applicable (and in such capacity, the “Assignor”), shall effect the Exchange through an assignment of this Agreement (or partial assignment of this Agreement), or its rights under this Agreement, to one or more qualified intermediaries; (iii) the non-Assignor party shall not be required to take an assignment of any agreement for the relinquished or replacement property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (iv) Assignor shall pay any additional costs that would not otherwise have been incurred by Purchaser or Seller had Assignor not consummated its purchase or disposition of the Property through the Exchange; (v) the non-Assignor party’s acquiescence to the Exchange shall not affect or diminish in any manner its rights hereunder nor shall the non-Assignor party be responsible for compliance with or be deemed to have warranted to Assignor that the Exchange in fact complies with § 1031 of the Code; (vi) the non-Assignor party shall not incur any additional liabilities on account of the Exchange, (vii) the consummation or accomplishment of the Exchange shall not be a condition precedent or condition subsequent to Assignor’s obligations under this Agreement and (viii) Assignor shall indemnify, defend, and hold the non-Assignor party harmless from or against all claims, losses, costs, damages, liabilities (including reasonable attorneys’ fees) in connection therewith. Subject to the provisions of this Section 15.14, each party shall cooperate with the other party in effecting an Exchange.

15.15 Time of the Essence. All times, wherever specified herein for the performance by Seller or Purchaser of their respective obligations hereunder, are of the essence of this Agreement.

15.16 Seller’s Knowledge. Any reference to the knowledge of Seller herein shall be deemed to refer solely to the actual, not constructive or imputed, knowledge of the Seller’s asset manager, David Simon, Manager of Simon Investments, LLC, without any obligation on his part to make any independent investigation of the matters being represented and warranted. Seller hereby represents and warrants to Purchaser that David Simon, as Manager of Simon Investments, LLC, is the individual responsible on behalf of Seller for the asset management and oversight of the Property and as such is the individual most knowledgeable about the matters that are limited to Seller’s knowledge herein. Notwithstanding the foregoing, Seller hereby agrees to submit a copy or an excerpt of the representations and warranties of Seller set forth in Section 4 to Property Manager and request that Property Manager notify David Simon if any of such representations and warranties of Seller are untrue or inaccurate; provided, however, that in no event shall Seller be obligated to obtain a response from Property Manager or deemed to have knowledge of any matters known to Property Manager and not made known to the above-named individual by Property Manager.

15.17 No Competition. Except for properties owned as of the date hereof, during the period commencing on the Closing Date and ending two (2) years thereafter, neither (a) Seller, (b) any person or entity controlling, owned by, controlled directly or indirectly by or under common control with Seller nor (c) any direct or indirect shareholder, member, partner, or other person or entity owning or holding any interests in Seller or any of the foregoing entities (each, a “Seller Restricted Party”), and neither (i) David Simon, (ii) Simon Investments, LLC, (iii) any person or entity controlling, owned by, controlled directly or indirectly by or under common control with David Simon or Simon Investments, LLC, nor (iv) any direct or indirect shareholder, member, partner, or other person or entity owning or holding any interests in any of the foregoing entities (each, an “Asset Manager Restricted Party,” and the Asset Manager Restricted Parties together with the Seller Restricted Parties, collectively the “Restricted Parties,” and each, a “Restricted Party”) shall own, operate or have any financial interest (other than a less than 5% ownership interest in a REIT or other publically traded entity) in any business similar to the business heretofore operated by Seller at the Property if such other business is located: (x) within three (3) miles of the Real Property in the case of any Asset Manager Restricted Party; (y) within five (5) miles of the Real Property in the case of any Seller Restricted Party; or (z) within ten (10) miles of the Real Property with respect to any replacement property to be identified by any Seller Restricted Party in connection with any Exchange. In addition, for a period of two (2) years following the Closing Date, neither Seller nor any Restricted Party, shall attempt, directly or indirectly, to solicit (i) any employee employed at the Property to leave the employ of Purchaser or Purchaser’s manager in order to take employment with Seller, Seller’s affiliates or any other party or (ii) any resident or occupant of the Property to relocate to another senior living facility, in each case without Purchaser’s prior written consent, which may be given or withheld by Purchaser in Purchaser’s sole and absolute discretion; provided that the foregoing shall not be violated by Seller or any Seller affiliates general advertising not targeted specifically at such current employees or residents. Without limiting Purchaser’s remedies if this covenant is violated, Seller acknowledges and agrees that Purchaser shall have the right to obtain a temporary or permanent injunction to cease any further violations of this covenant.

15.18 As-Is, Where-Is. Except for and subject to the representations, warranties, covenants, indemnities and other obligations expressly provided herein, including without limitation, Seller’s obligations pursuant to Section 3.4, and in the other documents to be delivered by Seller pursuant to this Agreement, no Seller has made (and the Purchaser has not relied upon), any promise, representation or warranty, express or implied, regarding any Property, whether made by any Seller, on such Seller’s behalf or otherwise. The Purchaser acknowledges that, except for and subject to the representations, warranties, covenants, indemnities and other obligations expressly provided herein and in the other documents delivered by Seller pursuant to this Agreement, it (a) has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of each Property and (b) is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered by Seller pursuant to this Agreement, made (or purported to be made) by any Seller or anyone acting or claiming to act on any Seller’s behalf.

15.19 Arbitration. ANY DISPUTE OR CONTROVERSY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR THE BREACH THEREOF, MUST BE DETERMINED AND SETTLED BY ARBITRATION IN MULTNOMAH COUNTY, OREGON, CONDUCTED BEFORE A SINGLE ARBITRATOR AND ADMINISTERED BY JAMS, OR IF JAMS SHALL NOT THEN EXIST, SUCH OTHER ORGANIZATION AS TO WHICH THE PARTIES HERETO AGREE. ANY ARBITRATION PURSUANT TO THIS SECTION 15.19 SHALL BE CONDUCTED IN ACCORDANCE WITH THE STREAMLINED ARBITRATION RULES AND PROCEDURES OF JAMs (THE “RULES”). ANY AWARD RENDERED THEREIN WILL BE FINAL AND BINDING ON THE PARTIES AND JUDGMENT MAY BE ENTERED THEREON IN ANY COURT OF COMPETENT JURISDICTION. THE ARBITRATION MUST BE HELD IN MULTNOMAH COUNTY, OREGON UNLESS OTHERWISE AGREED BY THE PARTIES. THIS PROVISION WILL NOT PREVENT ANY PARTY FROM SEEKING INJUNCTIVE OR OTHER EQUITABLE RELIEF FROM A COURT OF COMPETENT JURISDICTION. THE PREVAILING PARTY IN ANY ARBITRATION, COURT PROCEEDING, BANKRUPTCY PROCEEDING, INSOLVENCY PROCEEDING OR APPEAL FROM ANY OF THE PRECEDING WILL BE ENTITLED TO HIS/HER/ITS COSTS AND REASONABLE ATTORNEY FEES. FOR PURPOSES OF THIS AGREEMENT, THE PREVAILING PARTY IN ANY SUIT, ARBITRATION OR ACTION WILL BE THE PARTY THAT SUCCEEDS IN SUCH SUIT OR ACTION, AS DETERMINED BY THE COURT OR ARBITRATOR, AS APPLICABLE, IN ACCORDANCE WITH APPLICABLE LAW. NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION 15.19 DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY LAW OF THE STATE OF OREGON AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THIS SECTION 15.19. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE OREGON RULES OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THIS SECTION 15.19 TO NEUTRAL ARBITRATION.

SELLER’S INITIALS: /s/ MEN             PURCHASER’S INITIALS: /s/ HMS

15.20 Venue. Subject to the requirements of Section 15.19 hereof, if any arbitration, suit or action is filed by any party to enforce this Agreement or otherwise with respect to the subject matter of this Agreement, jurisdiction and venue will be in the federal or state courts in Multnomah County, Oregon. All parties hereto consent to the jurisdiction of Multnomah County, in the State of Oregon and/or to arbitration pursuant to Section 15.19 hereof.

15.21 Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, conditions, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party shall be entitled to have and recover of and from the other party all costs and expenses of the action or suit, including actual attorneys’ fees and costs.

15.22 Exclusive Right to Negotiate. Seller agrees not to solicit or negotiate any other offer from any other party for the sale of the Property or enter into any agreement for the sale of the Property, unless and until this Agreement is terminated.

15.23 Resident Information. Seller shall not send or make available to Purchaser electronically any personal information regarding any of the residents, including medical information, or shall redact such information from any materials sent or made available to Purchase electronically.

15.24 Required Notice Under ORS 93.040. THE PROPERTY DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS THAT, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITTING OF A RESIDENCE AND THAT LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES, AS DEFINED IN ORS 30.930, IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON TRANSFERRING FEE TITLE SHOULD INQUIRE ABOUT THE PERSON’S RIGHTS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITH THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY THAT THE UNIT OF LAND BEING TRANSFERRED IS A LAWFULLY ESTABLISHED LOT OR PARCEL, AS DEFINED IN ORS 92.010 OR 215.010, TO VERIFY THE APPROVED USES OF THE LOT OR PARCEL, TO VERIFY THE EXISTENCE OF FIRE PROTECTION FOR STRUCTURES AND TO INQUIRE ABOUT THE RIGHTS OF NEIGHBORING PROPERTY OWNERS, IF ANY, UNDER ORS 195.300, 195.301 AND 195.305 TO 195.336 AND SECTIONS 5 TO 11, CHAPTER 424, OREGON LAWS 2007, SECTIONS 2 TO 9 AND 17, CHAPTER 855, OREGON LAWS 2009, AND SECTIONS 2 TO 7, CHAPTER 8, OREGON LAWS 2010.

15.25 Survival. The provisions of this Article 15 shall survive any termination of this Agreement and shall survive Closing

15.26 Disclosure Schedules and Exhibits. All Schedules and Exhibits required to be attached to this Agreement pursuant to the terms of this Agreement which are not attached to this Agreement on the date hereof shall be provided by Seller to Purchaser within five (5) business days after the execution of this Agreement and shall be deemed incorporated herein upon such delivery; provided, however, that notwithstanding the foregoing Exhibit N and Exhibit O shall be subject to Purchaser’s approval prior to being incorporated herein. Purchaser and Seller shall negotiate the forms of Exhibit N and Exhibit O promptly following the execution of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed, all as of the day and year first above written.

SELLER:

COURTYARD PLAZA LIMITED PARTNERSHIP,
an Oregon limited partnership

By:	Courtyard Plaza GP, LLC
Its:	General Partner

/s/ John Niemeyer
John Niemeyer, Co- Manager

By:	Nicol Investment Company, LLC, Member a Delaware limited liability company, Co-Manager

/s/ Mark Nicol
By:	Mark Nicol, President

COURTYARD ASSISTED MEMBERS, L.L.C.,
an Oregon limited liability company

/s/ John Niemeyer
John Niemeyer, Co- Manager

By:	Nicol Investment Company, LLC, Member a Delaware limited liability company, Co-Manager

/s/ Mark Nicol
By:	Mark Nicol, President

PURCHASER:

SSSHT ACQUISITIONS, LLC,
a Delaware limited liability company

By:	Strategic Student & Senior Housing Trust, Inc., a Maryland corporation, its Manager

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer

JOINDER OF ESCROWEE

The undersigned is joining this Agreement to evidence its agreement to receive, hold and disburse the Deposit and the Additional Deposit in accordance with the terms of the Agreement.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Jessica Avila
Name:	Jessica Avila
Its:	AVP, Commercial Escrow Officer